                                                                     EXHIBIT 2.2

                         AGREEMENT FOR PURCHASE AND SALE

                            dated September 19, 2000

                                 by and between

                           APACHE CANYON GAS, L.L.C.,
                      a Delaware limited liability company

                                    as Seller

                                       and

                            EVERGREEN RESOURCES, INC.
                             a Colorado corporation

                                    as Buyer

                                   (Lorencito)


EXECUTION VERSION

                         AGREEMENT FOR PURCHASE AND SALE


     THIS AGREEMENT dated as of the 19th day of September, 2000, between Apache Canyon Gas, L.L.C., a Delaware limited liability company ("Seller"), and Evergreen Resources, Inc., a Colorado corporation (herein referred to as "Buyer").

                              W I T N E S S E T H:

     WHEREAS, Seller owns certain real estate oil and gas leasehold and mineral interests and related equipment situated in the State of Colorado along with an interest in an LLC holding similar interests, all of which it holds in connection with its business of petroleum exploration and production; and

     WHEREAS, Seller desires to sell and Buyer desires to acquire these interests and related assets on the terms and conditions hereinafter provided;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

The following terms, as used herein, shall have the following meanings:

     1.1 "Agreement" means this Agreement for Purchase and Sale between Seller and Buyer.

     1.2 "Assets" means the following described assets and properties (except to the extent constituting Excluded Assets):

          (a)  "Real Property Assets" which consist of the following:

               (1)  the Subject Interests;

               (2)  the Lands;

               (3)  the Incidental Rights;

               (4)  the Claims; and

               (5) all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods subsequent to the Effective Time, together with all proceeds from or of such Hydrocarbons.

          (b)  The Ownership Interest.

          (c) In the event a preferential right to purchase is exercised with regard to any part of the Assets, the definition of "Assets" herein shall be amended to exclude such properties for which the preferential right has been exercised.

     1.3 "Assumed Obligations" means (i) all liabilities and obligations of Seller with respect to the Claims, (ii) all liabilities and obligations of Seller arising or accruing under or with respect to the Assets from and after the Effective Time, (iii) all liabilities and obligations of Seller, whether accrued or not, with respect to plugging and abandoning any wells, removing structures and facilities and the restoration of the surface pertaining to the Assets, (iv) a pro-rata share of Property Taxes with respect to the Assets for the Tax Period in which Closing occurs and all Transfer Taxes, (v) all liabilities and obligations of Seller arising or accruing under or with respect to the Oil and Gas Purchase and Processing Agreements from and after the Effective Time, (vi) all liabilities and obligations under the Basic Documents from and after the Effective Time except to the extent that a particular obligation is otherwise expressly retained by Seller hereunder, and (vii) all other liabilities and obligations assumed by Buyer under this Agreement, including but not limited to liabilities and obligations assumed by Buyer under
Article XIV.

     1.4 "Basic Documents" means all Material Contracts, agreements, and other legally binding rights and obligations to which the Assets may be subject, or that may relate to the Assets including, without limitation, leases, assignments in the chain of title, overriding royalty assignments, farmout and farmin agreements, option agreements, pooling and unitization agreements, operating agreements. production sales and marketing agreements, processing agreements, transportation agreements, production purchasing agreements, permits, licenses and orders.

     1.5  "Buyer's Credits" is defined in Section 3.2.

     1.6 "Claims" means all obligations and benefits with respect to gas production, pipeline, transportation or processing imbalances, all of which are to be assumed or received by Buyer pursuant to this Agreement.

     1.7  "Closing" is defined in Section 11.1.

     1.8  "Closing Date" is defined in Section 11.1.

     1.9 "Conveyance" mean the Assignment, Bill of Sale and Conveyance of the Real Property Assets a form of which is set out in EXHIBIT C.

     1.10 "Defensible Title" means such title to a Subject Interest that, subject to and except for Permitted Encumbrances, (a) entitles Seller to receive not less than the net revenue interest of Seller for the well or unit as set forth in EXHIBIT A of all Hydrocarbons produced, saved and marketed from or attributable to such well or unit and (b) obligates Seller to bear the costs and expenses relating to the maintenance, development and operation of such well or unit in an amount not greater than the working interest of Seller for such well or unit as set forth in EXHIBIT A (unless Seller's net revenue interest therein is proportionately increased) it being understood that the existence of Permitted Encumbrances affecting any Asset shall not form the basis for a claim that Seller does not have Defensible Title to such Asset.

     1.11 "Effective Time" means either: (i) 7:00 a.m. Mountain Time on September 1, 2000 if the Closing Date occurs on or before September 22, 2000; or
(ii) 7:00 a.m. Mountain Time on September 30, 2000 if the Closing Date is after September 22, 2000.

     1.12. "Excluded Assets" mean the following:

          (a) all rights, interests, assets and properties of Seller which are expressly excluded from this sale under other provisions of this Agreement or which are set forth in EXHIBIT D;

          (b) (i) except to the extent constituting or attributable to Claims, all trade credits, accounts receivable, notes receivable and other receivables attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time, and (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time;

          (c) all corporate, financial, tax and legal (other than title) records of Seller, however, Buyer shall be entitled to receive copies of any financial, tax (subject to Section 12.2(d) of this Agreement) or legal records which directly relate to the Subject Interests or to the Ownership Interest; PROVIDED, HOWEVER, THAT Buyer's said entitlement shall not extend to any records whose disclosure may expose Seller to any possible claim of breach of privilege or confidentiality under any agreement or under federal or state laws;

          (d) except to the extent constituting Claims and except as otherwise provided in this Agreement, all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, or (ii) with respect to any of the Excluded Assets;

          (e) except as otherwise provided in clause (vi) of the definition of Incidental Rights or in Article XV hereof, all rights, titles, claims and interests of Seller (i) under any policy or agreement of insurance or indemnity,
(ii) under any bond or (iii) to any insurance or condemnation proceeds or awards;

          (f) all (i) Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, and (ii) Hydrocarbons which, at the Effective Time, are owned by Seller or to which Seller has title and are in storage, within processing plants, or in pipelines;

          (g) Seller's share of any and all claims, as well as Seller's claims, for refund of or loss carry forwards with respect to (i) federal, state and local, sales and use, ad valorem, property, excise, production, severance, gross receipts, payroll, withholding or other taxes attributable to any period prior to the Effective Time; (ii) federal, state and local income or franchise taxes; or (iii) any taxes attributable to the Excluded Assets;

          (h) all amounts due or payable to Seller as adjustments or refunds under any audit pertaining to periods prior to the Effective Time;

          (i) all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements respecting periods prior to the Effective Time, other than Claims;

          (j) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

          (k) except to the extent included in the Claims, all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to (i) the Assets prior to the Effective Time or (ii) any Excluded Assets;

          (l) any logo, service mark, copyright, trade name or trademark associated with Seller or any business of Seller; and

          (m) all files, information and data expressly excluded from the definition of Incidental Rights.

          (n) all vehicles, tractors, trailers and similar equipment owned by Seller.

          (o) Seller's obligation for 50% of legal costs of the Lessor in the MGP litigation referred to on EXHIBIT J in accordance with that agreement evidenced by letters from Chandler & Associates, LLC to John Meggison and David Jensen, dated June 28, 1999 and June 29, 1999, respectively

     1.13 "GAAP" means Generally accepted accounting principles, consistently applied.

     1.14 "Hydrocarbons" means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including C02), and also refers to all other minerals of every kind and character which may be covered by or included in the Subject Interests.

     1.15 "Incidental Rights" shall mean all right, title and interest of Seller in and to or derived from the following insofar as the same directly relate to the Subject Interests: (i) all unitization, communitization and pooling designations, declarations, agreements and orders covering Hydrocarbons in or under the Lands or any portion thereof and the units and pooled or communitized areas created thereby; (ii) all easements, rights-of-way, surface leases, permits, licenses, servitudes or other interests, including; (iii) all equipment and other personal property, fixtures and improvements situated upon the Lands and used or held for use in connection with the exploration, development or operation of the Subject Interests or Lands or the production, treatment, storage, compression, processing or transportation of Hydrocarbons from or in the Subject Interests or Lands;

(iv) all Material Contracts; (v) originals of all lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, and all other books, files and records, information and data (including copies of engineering, geological and geophysical data to the extent same may be transferred, but subject in all events to any and all consents concerning ownership and transfer), and all rights thereto, of Seller insofar as the same are directly related to and necessary to the realization of value by Buyer of any of the Subject Interests or Lands and to the extent the transfer thereof is not prohibited by existing contractual obligations with third parties; and (vi) to the extent transferable and subject to Article XVI hereof, all interest of Seller in and to all claims and causes of action which Seller may have against insurance companies and others by reason of injury or damage to or destruction or loss of all or any part of the Assets by reason of events occurring subsequent to the Effective Time.

     1.16 "Lands" mean, except to the extent constituting Excluded Assets, each and every kind and character of right, title, claim or interest which Seller has in and to the lands covered by the Subject Interests.

     1.17 "LGG" means Lorencito Gas Gathering, L.L.C., a Colorado limited liability company.

     1.18 "Material Contracts" means all contracts related to the Assets, the absence of which would cause a material change either in the operations of the Assets or their value, as set forth on EXHIBIT E.

     1.19 "Ownership Interest" means Seller's ownership in LGG described in Exhibit A-2, hereto.

     1.20 "Permitted Encumbrances" shall mean any of the following matters:

          (a) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents which create or reserve to Seller its interests in any of the Assets provided they do not operate to reduce the net revenue interest, nor increase the working interest (unless Seller's net revenue interest therein is proportionately increased) of Seller in the Subject Interests as reflected in EXHIBIT A hereto;

          (b) encumbrances that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry;

          (c) encumbrances that arise as a result of pooling and unitization agreements, declarations, orders or laws to secure payment of amounts not yet delinquent;

          (d) any materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens or charges for liquidated amounts arising in the ordinary course of business, (w) which are inchoate, (x) which Seller has agreed to assume or pay pursuant to the terms hereof, (y) for which Seller is responsible for paying or releasing at Closing;

          (e) any liens for taxes, tax assessments not yet delinquent, or tax assessments that are being contested in good faith, and other assessments not yet delinquent, or if delinquent, that are being contested in good faith;

          (f) any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental or for compliance with the terms of the Subject Interests;

          (g) any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules and orders of governmental authority;

          (h) any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs, or the like, or (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over, or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits, or licenses, to the extent such matters, individually or in the aggregate, do not interfere materially with oil and gas operations currently conducted on the Subject Interests;

          (i) all lessors' royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens does not operate to reduce the net revenue interest of Seller in any of the Subject Interests to below the applicable net revenue interest set forth in EXHIBIT A hereto;

          (j) all defects and irregularities affecting title to the Subject Interests which individually or in the aggregate do not operate to reduce the net revenue interest, nor increase the working interest (unless Seller's net revenue interest is increased proportionately) of Seller in the Subject Interests as reflected in EXHIBIT A hereto or otherwise interfere materially with the operation, value or use of the Subject Interests;

          (k) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties with respect to the sale contemplated hereunder or, following the furnishing by Seller to the appropriate party of all requisite notices and information, the applicable time period for asserting such rights has expired without an exercise of such rights with respect to such sale;

          (l) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained contemporaneously with or subsequent to such sale or conveyance;

          (m) (i) Material Contracts, division orders, unitization and pooling designations, declarations, orders and agreements, and (ii) contracts and agreements with affiliates of Seller of the kind enumerated in subclause (i) of this clause (m) that have been disclosed to Buyer in EXHIBIT H hereto;

          (n) any encumbrance, title defect or matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer pursuant to
Article VII hereof; and,

          (o) any agreement, contract, lease, instrument, permit, amendment or extension entered into by Seller in accordance with Article IX hereof.

     1.21 "Property Taxes" is defined in Section 12.2.

     1.22 "Purchase Price" is defined in Section 3.1.

     1.23 "Seller's Credits" is defined in Section 3.2.

     1.24 "Subject Interests" means, except to the extent constituting Excluded Assets, any and all interests owned by Seller and set forth in EXHIBIT A-1 or which Seller is now entitled to receive by reason of any existing participation, joint venture, farm-in or other agreement, in and to the oil, gas and/or mineral leases, permits, licenses, concessions, leasehold estates, fee, royalty and overriding royalty interests described in EXHIBIT A-1 attached hereto including, without limitation, Seller's minerals, mineral fee and reversionary interests in, on and under the lands described in EXHIBIT A.

     1.25 "Tax Period" is defined in Section 12.2.

     1.26 "Title Defect" is defined in Section 7.3.

     1.27 "Transfer Taxes" is defined in Section 12.2.


                                   ARTICLE II
                                SALE AND PURCHASE

     Subject to the terms and conditions of this Agreement and the Permitted Encumbrances, Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and pay for the Assets.


                                   ARTICLE III
                           PURCHASE PRICE AND PAYMENT

     3.1 PURCHASE PRICE. (a) The total consideration for the sale and conveyance of the Assets to Buyer is Buyer's payment of Thirty-Five Million Dollars ($U.S. 35,000,000.00) (the "Purchase Price"). The Purchase Price, together with and subject to such adjustments, if any, as are expressly provided for elsewhere in this Agreement, shall be paid by Buyer to Seller at Closing by means of completed Federal Funds transfers to Seller's account in Apache Canyon Gas, L.L.C., routing number 101000695, account number 9870964996

     3.2  PURCHASE PRICE CREDITS.

          (a) Within 10 days after December 31, 2000, the parties shall exchange information with respect to revenues received from production and other operating sources (excluding interest income), from or attributable to the Assets for periods on or after the Effective Date received by Seller ("Buyer's Credits") and shall calculate all exploration, production, development, operating, overhead, general and administrative and other costs paid or incurred by Seller with respect to the Assets for such period charged under applicable operating agreements or, if no operating agreement is applicable, then under the most recent COPAS Accounting Procedure Joint Operations ("Seller's Credits") excluding all non-cash charges attributable to depletion, depreciation, bad debt losses, lease abandonment, etc.; provided that Seller shall have no obligation to make any payment that would constitute a Seller's Credit after the Effective Time. Only items of revenue, cost and expense attributable to the Assets shall be included in the foregoing calculations. If Seller's Credits exceed Buyer's Credits, the difference shall be due Seller by Buyer. If Buyer's Credits exceed Seller's Credits, the difference shall be due Buyer by Seller. Prior to the end of the ten day period beginning with December 31, 2000, Seller shall furnish Buyer with an estimated accounting showing the amount of Seller's Credits and the amount of Buyer's Credits. The amount of the final credit, as adjusted, shall be paid in cash on final adjustment by the party owing it. If within such time period, the parties are unable to agree as to whether an item of income or expense belongs in the period before or after the Effective Time, or is properly included in Seller's Credits or Buyer's Credits, or as to any other accounting matters, then such item or matter may be submitted for determination to a mutually acceptable accounting firm in accordance with Section 13.2 hereof. Final settlement shall be made within ten (10) business days following agreement by the Buyer and Seller or final determination by said accounting firm (which final determination shall be binding upon Buyer and Seller).

          (b) Seller and Buyer or representatives of each shall determine the amount of the Hydrocarbons existing in storage tanks, gathering lines, pipelines, gasoline plants, and other facilities as of the Effective Date using the point or points of delivery to Seller's purchasers as a zero reference point. Seller shall receive a credit in the final adjustment of the Purchase Price as provided for in paragraph (a) above equal to an amount calculated by multiplying the volume of such Hydrocarbons by (i) in the case of oil, the posted price in the field, as of the Effective Time (or if none, a mutually agreeable price) or (ii) in the case of gas, the prevailing spot market price net of transportation and basis differential, as of the Effective Time

     3.3 PURCHASE PRICE ALLOCATIONS. Seller and Buyer mutually agree to allocate the Purchase Price among the Assets as set forth in EXHIBIT B attached hereto. Seller and Buyer agree that said allocation as set forth in EXHIBIT B is the proper allocation of the Purchase Price in accordance with the fair market value of the Assets, and that said allocation of the Purchase Price of the Assets as set forth in EXHIBIT B shall apply for purposes of Sections 755 and 1060 of the Internal Revenue Code of 1986 (as amended and together with any regulations promulgated thereunder, the "Code"). Seller and Buyer agree (and each agrees to cause its affiliates) to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information required under Section 1060(b) of the Code (and any regulations promulgated thereunder), in a manner consistent with such allocation. Seller and Buyer further agree (and each agrees to cause its affiliates) to not take any tax position inconsistent with such allocation in connection with the examination of any of their tax returns, refund claims or litigation, investigations or other proceedings involving any of their tax returns. Seller and Buyer each further agree that they will not take any position inconsistent with this allocation in preparing financial statements, tax returns, reports to shareholders or government authorities or otherwise.

     Buyer and Seller each agree to furnish the other a copy of IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as filed with the Internal Revenue Service by such party or any affiliate thereof, pursuant to Sections 755 and 1060 of the Code, as a result of the consummation of the transactions contemplated hereby, within thirty (30) days of the filing of such form with the Internal Revenue Service.


                                   ARTICLE IV
                            SELLER'S REPRESENTATIONS

     4.1 SELLER'S REPRESENTATIONS. Seller represents to Buyer as of the date hereof that:

          (a) Seller is a limited liability company duly formed and existing pursuant to the laws of the State of Delaware and is qualified to do business in the State of Colorado.

          (b) Subject to Sections 8.1, 8.2, and 15.1, and except as set forth on EXHIBIT I, the consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any provision of the governing documents of Seller, any provision of any agreement or instrument to which Seller is a party or by which Seller is a party or by which it is bound or to the knowledge of Seller, any judgment, decree, order, statute, rule or regulation applicable to Seller.

          (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Seller.

          (d) This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing will constitute, legal, valid and binding obligations of Seller in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

          (e) There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the actual knowledge of the officers of Seller, threatened against Seller;

          (f) Seller may contract for brokerage or finder's services against which it shall hold Buyer harmless pursuant to Section 15.4;

          (g) Except as shown on EXHIBIT J hereto, there is no claim, demand or suit, action or other proceeding pending in which Seller has been served with process, or to Seller's knowledge threatened, before any, court or governmental agency which if adversely decided could reasonably be expected to result in a material impairment or loss of title to any material part of the Assets taken as a whole or the value thereof taken as a whole or which might materially hinder or impede the operation of the Assets taken as a whole;

          (h) Except as shown on EXHIBIT J and as may be referred to in Article XIV, Seller, to its knowledge, has not violated, and to Seller's knowledge there are no alleged violations by Seller of, any applicable rules, regulations or orders of any governmental agency having jurisdiction over the Assets which would affect in any material respect the value of the Assets taken as a whole; and

          (i) Seller is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

          (j) Seller makes no representation or warranty, express or implied with respect to whether any of the Subject Interests are qualified for, or whether Buyer might be qualified to take, tax credits under Section 29 of the Internal Revenue Code with respect to production from the Subject Interests.

          (k) Seller is not a Public Utility Holding Company as defined in the Public Utility Holding Company Act of 1935, and, to the knowledge of Seller, it is not a partner with any party who is a Public Utility Holding Company.

          (l) Seller is not in breach or default, or to Seller's knowledge, alleged to be in breach or default, under any of (i) the Material Contracts,
(ii) any of the instruments creating or reserving the Subject Interests, or
(iii) any other material agreement or contract affecting or included within the Assets, other than a breach or default which would not have a material adverse effect, and, to Seller's knowledge, no other party to any of the instruments and agreements described in (i) through (iii), of this paragraph (l) is in breach of or default thereunder. No event, condition or occurrence exists which after notice or lapse of time or both would constitute a breach or default by Seller under any of the foregoing except for such breaches or defaults that would not have a material adverse effect.

          (m) There are no gas imbalances, other than imbalances affecting the pipeline, on the Subject Interests except as described on Exhibit M.

          (n) Solely with respect to the LLC Ownership Asset, the Seller represents and warrants to Buyer the following:

               (i) LGG is a limited liability company duly organized, validly existing and in good standing under the laws of Colorado and is duly qualified and in good standing to carry on its business in Colorado.

               (ii) Except as set forth on EXHIBITS I AND J: (i) the Ownership
                    Interest is duly and validly authorized for issuance, legally issued, fully paid and nonassessable, and has not been issued, and is not held, in violation of any preemptive rights; (ii) Seller is the lawful and beneficial owner of record of the Ownership Interest and has full right, title and interest to such Ownership Interest free and clear of all liens, encumbrances, claims and restrictions; (iii) there are no agreements or understandings with respect to the voting of the Ownership Interest and there are no options, subscriptions, warrants or rights to purchase, convert into or otherwise acquire any ownership interest of LGG, nor are there any plans, understandings or agreements to issue any such options, subscriptions, warrants or rights to purchase, convert into or otherwise acquire any ownership interest of LGG.

              (iii) To the best of Seller's knowledge, except as set forth on
                    EXHIBITS I AND J, (i) the execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby does not require the consent, waiver, approval, license or authorization of any person, entity or public authority which will not have been obtained on or prior to Closing; does not, with or without the giving of notice or the passage of time or both, violate any provision of law or the organizing documents of LGG, or conflict with or result in a breach, termination or acceleration of any provision of, constitute a default under, or result in the creation of any lien, claim, security interest or encumbrance upon any of the assets of Seller or LGG pursuant to any mortgage, deed of trust, indenture or other agreement or instrument, or any order, judgment, decree or any other restriction of any kind or character, to which either Seller or LGG are a party or by which they or any of their assets may be bound.

               (iv) Seller and Buyer agree that, except as otherwise expressly provided in this Agreement, the Ownership Interest is being purchased "AS IS," "WHERE IS" and "WITH ALL FAULTS," latent and patent. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE AND WILL NOT MAKE, AND HEREBY EXPRESSLY DISCLAIMS, ANY WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO OR RELATING TO THE OWNERSHIP INTEREST AND UNDERLYING ASSETS OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Buyer expressly acknowledges that, except as specifically provided for in this Agreement, Buyer is not authorized to rely, has not relied and will not rely on any representation, statement or warranty of Seller or of any representative and will not rely on any representation, statement or warranty of Seller or of any representative Seller.

                    Except as otherwise expressly provided herein, Seller makes no representations, warranties or indemnities for any claim, condition or liability arising before or after this Agreement pursuant to, or arising under, any federal, state or local law, rule or ordinance, including those relating to protection of the environment such as, without limitation, the Clean Water Act, the Resource Conservation and Recovery Act and/or the Comprehensive Environmental Response, Compensation, and Liability Act.

          (o) Seller is aware of no liabilities of LGG other than those included on the balance sheet provided by Seller to Buyer. Seller is aware of no other Material Contracts other than those included on EXHIBIT E hereto.


                                    ARTICLE V
                             BUYER'S REPRESENTATIONS

     5.1 BUYER'S REPRESENTATIONS. Buyer represents to Seller as of the date hereof that:

          (a) It is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado, and Buyer is or prior to Closing will be duly qualified pursuant to any and all applicable laws, statutes and regulations to own and operate the Assets;

          (b) It has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, to purchase the Assets on the terms described in this Agreement, and to perform its other obligations under this Agreement and the other documents and agreements contemplated hereby. Subject to Section 15.1, the consummation of the transactions contemplated by this Agreement will not violate., nor be in conflict with, any provision of Buyer's charter, or governing documents, or any material agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer;

          (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite action on the part of Buyer;

          (d) This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing will constitute, legal, valid and binding obligations of Buyer in accordance with their respective terms, subject to bankruptcy and other similar laws of general application with respect to creditors;

          (e) There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the actual knowledge of the officers of Buyer, threatened against Buyer;

          (f) No broker or finder has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated by this Agreement, and no broker or finder is entitled to any brokerage or finder's fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Buyer;

          (g) Buyer is now or prior to Closing will be, and after Closing shall continue to be, qualified to own Federal and State oil, gas and mineral leases in all jurisdictions where any such Subject Interests are located, and the consummation of the transactions contemplated hereby will not cause Buyer to be disqualified as such an owner or to exceed any acreage limitation imposed by any law, statute, rule or regulation;

          (h) Buyer has arranged to have available by the Closing Date sufficient funds to enable the Buyer to pay in full the Purchase Price, together with all costs and expenses relative thereto, and otherwise to perform its obligations under this Agreement.

          (i) Buyer is purchasing the Ownership Interest for its own account and sole interest, and is purchasing the Ownership Interest for investment and not with a view to, or in connection with, any offering, resale, disposition or distribution of any of the Ownership Interest.

          (j) Buyer understands and acknowledges that no registration statement relating to the Ownership Interest has been filed under the Securities Act of 1933, as amended (the "Act") and that consequently the Ownership Interest will constitute "restricted securities" within the meaning of Rule 144 under the Act and accordingly must be held by Buyer indefinitely and may not be sold or otherwise disposed of in the absence of registration or an exemption from registration under the Act and under applicable state securities laws. Buyer realizes that there is no existing public market for the Ownership Interest and that even if such market did exist, reliance upon Rule 144 under the Act for public sales in limited amounts could occur only if adequate public information about LL was available and only after Buyer has held the Ownership Interest continuously for a period of at least two years from and after the date on which the full purchase price for the Ownership Interest is paid. Buyer understands and acknowledges that the Seller is under no obligation to register the Ownership Interest under the Act or to aid Buyer in obtaining any exemption from registration under the Act.

          (k) The following is made as of the Closing Date only: Buyer has had the opportunity to examine all information regarding LGG provided by Seller, and Buyer has had the opportunity to ask questions of directors and officers of Seller. The investment decision of Buyer to acquire the Ownership Interest has been based solely upon Seller's representations with respect to the LGG and the evaluation made by Buyer.

          (l) Seller is not a Public Utility Holding Company as defined in the Public Utility Holding Company Act of 1935, and, to the knowledge of Seller, it is not a partner with any party who is a Public Utility Holding Company.


                                    ARTICLE

VI

                      ACCESS TO INFORMATION AND INSPECTION

     6.1 FILES. Seller has permitted Buyer and its representatives access to all accounting records, abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, check vouchers, payout statements and agreements pertaining to the Assets insofar as the same are now in existence and in the possession of Seller. Buyer and Seller acknowledge that Buyer has had access to such records and information, prior to the execution of this Agreement.

     6.2 OTHER FILES. Seller has made available to Buyer for inspection by Buyer all geological, geophysical, production and engineering books, records and data in possession of Seller, except such records or data which Seller is prevented by contractual obligations with third parties from disclosing.

     6.3 CONFIDENTIALITY AGREEMENT. Buyer and Seller entered into that certain Confidentiality Agreement dated June 23, 2000, between Seller and Buyer, the terms of which are incorporated herein by reference and made a part of this Agreement. The Confidentiality Agreement shall expire at Closing.

     6.4 INSPECTIONS. Seller has permitted Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets; provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and Buyer does hereby indemnify and hold harmless Seller from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses or causes of action arising from Buyer's inspection of the Assets, including, without limitation, claims for personal injuries, property damage and reasonable attorney's fees and further including claims arising in whole or part from Seller's negligence.


                                   ARTICLE VII
                                      TITLE

     7.1 NO WARRANTY OR REPRESENTATION. Seller shall convey Seller's interests in and to the Real Property Assets to Buyer subject to the Permitted Encumbrances and without any warranty of title, express or implied, except as to claims by, through and under Seller, but not otherwise, as provided in the form of Assignment, Bill of Sale and Conveyance attached as Exhibit C hereto. Seller makes no warranty or representation, express or implied, with respect to the accuracy or completeness of the information, records and data now, heretofore or hereafter made available to Buyer in connection with this Agreement (including, without limitation, any description of the Real Property Assets, pricing assumptions, potential for production of Hydrocarbons from the Subject Interests, prospects for LGG, or any other matters contained in any other material furnished to Buyer by Seller or by Seller's agents or representatives).

     7.2  BUYER'S TITLE REVIEW.

          (a) For 45 calendar days after Closing, Buyer may at Buyer's sole cost and expense commence and diligently pursue such examination of title to the Subject Interests as Buyer desires. Seller shall fully cooperate with Buyer and shall make available to Buyer at Seller's offices in Overland Park, Kansas, all documents, records and material in Seller's possession (except to the extent disclosure of same is prohibited pursuant to agreements with third parties) and all assistance reasonably necessary to assist Buyer in determining the validity of Seller's title in and to the Subject Interests. In no event, however, does Seller warrant or represent the sufficiency, completeness or accuracy of such documents, records and materials, and Buyer's reliance thereon shall be at Buyer's sole risk and expense. In the event more than one property is being conveyed hereunder, Buyer will review title on a property by property basis commencing with the property being deemed to have the greatest value and then in descending order of value as set forth on EXHIBIT B. Immediately upon completion of Buyer's title review of each property, Buyer shall notify Seller of any Title Defects associated with such property in accordance with Section 7.3 below. Buyer will conclude Buyer's title review and give notice to Seller of all asserted Title Defects not later than five (5) days after the end of said 45 day period. To be effective, Buyer's written notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect and (ii) supporting documents reasonably necessary for Seller (or a title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect. Any matters not described in a written notice of Title Defect as provided above shall conclusively be deemed to have been waived and accepted by Buyer, and shall be deemed Permitted Encumbrances hereunder.

          (b) Upon receipt of the notice set forth under Section 7.2(a) Seller shall have the right, but not the obligation, for 10 calendar days to cure all or any portion of asserted Title Defects, such curative costs to be borne solely by Seller. If Buyer elects to waive or is deemed to have waived any asserted or unasserted Title Defects, such waived or unasserted Title Defects shall be deemed Permitted Encumbrances hereunder. If Seller within the time provided above is unable, elects not, or refuses, to cure such asserted Title Defects, Buyer may, subject to Section 7.4 below, by written notice delivered to Seller not later than two (2) business days after the end of such period, and as Buyer's sole and exclusive remedy and only if the thresholds of Section 12.9 have been met, elect to have Seller refund to Buyer, a portion of the Purchase Price by an amount attributable to the reserves to which title has failed as mutually agreed upon by the parties and based upon the allocations made pursuant to Section 3.3, and Buyer shall reconvey such portion of the Subject Interests to Seller. Failure by Buyer to timely assert a claim for an adjustment to the Purchase Price shall be deemed an election by Buyer to waive such claim and retain the interest covered by the asserted but uncured Title Defect. In the event Buyer and Seller are unable to agree upon the amount of the downward adjustment of the Purchase Price attributable to a Title Defect for the purposes of the foregoing, then the same shall be submitted for determination to a mutually acceptable reservoir engineering firm whose determination shall be final.

          (c) Matters set out in EXHIBIT I shall not constitute a Title Defect; provided, however, any mortgages listed in Exhibit I, if not released at Closing, shall constitute a Title Defect.

     7.3 TITLE DEFECTS. For the purposes of this Agreement, a portion of the Subject Interests shall be deemed to have a "Title Defect" if any one or more of the following statements is untrue in any material respect with respect to such portion of the Subject Interests as of the Effective Time:

          (i)  Seller has Defensible Title thereto.

          (ii) All royalties, rentals, Pugh clause payments, shut-in gas payments and other payments due with respect to such portion of the Subject Interests have been properly and timely paid, except for payments held in suspense for title or other reasons which are customary in the industry and which will not result in grounds for cancellation of Seller's rights in such portion of the Subject Interests.

          (iii) Except as set forth in any of the Exhibits hereto, Seller is not in default under the material terms of any leases, farmout agreements or other contracts or agreements respecting such portion of the Subject Interests which could (1) materially interfere with the operation; value or use thereof, (2) materially prevent Seller from receiving the proceeds of production attributable to Seller's interest therein, or (3) result in cancellation of Seller's interest therein.

          (iv) There is no lien, charge, encumbrance, defect or objection (other than a Permitted Encumbrance) against, in or to Seller's title thereto or right or interest therein, and no fact or circumstance relative thereto exists of such significance that a reasonable and prudent person engaged in the business of the ownership, development and operation of oil and gas properties with knowledge of all the facts and appreciation of their legal significance would be unwilling to accept and pay for the Subject Interest or portion thereof which is affected thereby.

     Notwithstanding the foregoing, loss of any Subject Interest or portion thereof following the Effective Time due to (i) any election or decision made by Seller in accordance with Article IX or (ii) expiration of the primary or secondary term of a lease shall not constitute a Title Defect as long as Seller shall not have breached the provisions of Article IX. Subject to Section 15.1 below, the failure of any governmental office to approve or consent to any assignment or other conveyance of a Subject Interest filed with such office shall not constitute a Title Defect; provided that such office has not expressly and specifically refused to grant such consent or approval as a result of the existence of a Title Defect.

     7.4  TITLE INDEMNIFICATION. Notwithstanding any other provisions of this
Article VII, Seller shall have the option to execute and deliver to Buyer a title indemnity whereby Seller shall keep Buyer indemnified from and against any and all liability, loss, costs (including legal costs), suits, judgments, causes of action, claims or damages arising or incurred in connection with any uncured Title Defects, to the extent the same relate to acts, omissions or other matters occurring prior to the Effective Time and only with respect to such uncured Title Defects. The title indemnity shall be limited to the amount determined in accordance with this Article VII with respect to the particular Asset for which the indemnity is given. If Seller provides such a title indemnity, the relevant uncured Title Defects shall be deemed to be cured and removed for the purposes of this Agreement.


                                  ARTICLE VIII
                    PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

     8.1 PREFERENTIAL RIGHT. A preferential purchase right exists with respect to the Subject Interests and the Ownership Interest. Immediately upon signing of this Agreement, a copy of this

Agreement along with the requisite notices under the preferential purchase rights shall be sent to the parties entitled thereto.

     8.2 CONSENTS. A consent to the transfer of the Ownership Interest is required. In the event the consent is not received before Closing, Seller shall, at Closing, transfer the beneficial ownership of the Ownership Interest to Buyer and shall designate, as Seller's representatives with respect to management of LGG, persons designated by Buyer. Seller shall provide all notices to Buyer that it receives and shall act as Buyer's agent with respect to LGG, but only based on instructions from Buyer. Buyer shall indemnify Seller with respect to all any and all claims made against Seller with respect to Seller's actions on Buyer's behalf with respect to LGG.


                                   ARTICLE IX
                               COVENANTS OF SELLER

     9.1 COVENANTS OF SELLER PENDING CLOSING. From and after the date of execution of this Agreement and until the Closing, except as otherwise consented to by Buyer in writing and subject to Section 9.2 below and the terms of applicable operating and other agreements, Seller shall:

          (a)  Subject to Seller's right to obtain Seller's Credits pursuant to
Section 3.2, continue to operate the Assets owned by it for the account of Buyer in a manner consistent with past practices;

          (b) Maintain in full force and effect all policies of insurance covering the Assets now maintained by Seller;

          (c) Use reasonable efforts to preserve in full force and effect all material leases, operating agreements, easements, rights-of-way, permits, licenses, contracts and other material agreements included in the Incidental Rights which relate to the Assets in which it owns an interest and perform all material obligations of Seller in or under any such agreement relating to such Assets;

          (d) Not enter into any agreement or arrangement granting any preferential right to purchase any of the Assets or requiring the consent of any person to the transfer and assignment of any of the Assets hereunder, except in connection with the performance by Seller of an obligation or agreement existing on the date hereof or pursuant to this Agreement;

          (e) Not dedicate, sell, farm out, encumber or dispose of any Assets without Buyer's written consent except (i) sales of oil and gas production in the ordinary course of business and (ii) as to a portion of the Assets that do not, in the aggregate, constitute a material portion of the Assets; and

          (f) Maintain all material equipment included in the Assets in accordance with customary industry operating practices and procedures.

     Notwithstanding the other provisions of this Article IX, (i) Seller may take any action with respect to the Assets if reasonably necessary under emergency circumstances and provided Buyer is notified as soon thereafter as reasonably practical, (ii) except as to a reduction in the Purchase Price attributable to a Title Defect, Seller shall have no liability to Buyer for the incorrect payment of royalties, shut-in royalties or similar payments or for any failure to pay any such payments through mistake or oversight (including Seller's negligence), and (iii) Seller's non-willful failure to comply with any of the requirements of this Article IX shall not be deemed a default by Seller hereunder, serve as a basis for a claim by Buyer for damages (other than a reduction of the Purchase Price as a result of the failure of title), afford Buyer the right to make a claim for damages or permit Buyer not to close this sale if such failure does not have a material adverse effect on the value of the Assets taken as a whole. Any consent requested of Buyer with respect to the matters covered by this Article IX shall not be unreasonably withheld or action with respect thereto unduly delayed.

     9.2  LIMITATIONS ON SELLER'S COVENANTS PENDING CLOSING.

          (a) To the extent Seller is not the operator of any of the Assets, the obligations of Seller in Section 9.1 above, which have reference to operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

          (b) Notwithstanding anything to the contrary in this Article IX, should Seller not wish to pay any lease rental or other payment or participate in any reworking, deepening, drilling, completion, equipping or other operation on or with respect to any well or other Asset which may otherwise be required by
Section 9.1 above, Seller shall give Buyer timely written or oral notice thereof as soon as reasonably practicable after Seller receives written notice thereof from the operator of such property (or if Seller is the operator, at the same time Seller gives written notice thereof to the non-operators of such property); and Seller shall not be obligated to make any such payment or to elect to participate in any such operation which Seller does not wish to make or participate in unless Seller receives from Buyer, within a reasonable time prior to the date when such payment or election is required to be made by Seller, (i) the written election and agreement of Buyer to require Seller to take such action and to indemnify Seller therefrom and (ii) all funds necessary for such action. Notwithstanding the foregoing, Seller shall not be obligated to pay any lease rental or other payment or to elect to participate in any operation if the third party operator of the property involved recommends that such action not be taken. If Buyer advances any funds pursuant to this Section 9.2(b) and the Assets to which such payments relate are not conveyed to Buyer at Closing, and Seller does not reimburse Buyer for all advances made by Buyer with respect to such Assets pursuant to this Section 9.2(b) within thirty (30) days after this Agreement terminates with respect to such Assets, then (i) Buyer shall own and be entitled to any right of Seller that would have lapsed but for such payment, and (ii) in the case of operations, Buyer shall be entitled to receive the penalty which Seller, as nonconsenting party, would have suffered under the applicable operating agreement with respect to such operations as if Buyer were a consenting party thereunder.

                                    ARTICLE X
                               CLOSING CONDITIONS

     10.1 SELLER'S CLOSING CONDITIONS. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:

          (a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

          (b) Seller shall have received a certificate dated as of the Closing, executed by a duly authorized officer of Buyer, to the effect that to such officer's knowledge the statements made under Article V above are true at and as of the Closing;

          (c) Seller believes that, pursuant to Section 802.3 of the FTC regulations, no Hart-Scott-Rodino Act filing is necessary, with respect to this transaction. If Buyer disagree with Seller's determination, the Buyer shall notify Seller within 10 days after the execution of this Agreement. If Buyer and Seller cannot agree, then the following becomes a Seller's Closing Condition:
Except for approvals covered by Section 15.1 hereof, all necessary consents of and filings with the Federal Trade Commission and any other state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, and the applicable waiting periods prescribed in connection with the Hart-Scott-Rodino Act shall have elapsed or terminated (by early termination or otherwise) since the dates of the filings by the parties with respect thereto; and

          (d) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement.

          (e) All material third party consents required for the transfer of the Subject interests to Buyer shall have been received, waived, or the time for exercise has expired so as to bar their exercise.

          (f) Satisfactory releases of Seller's lender's mortgages on the Assets shall have been received.

          (g) Seller reserves the right to exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, the Real Property Assets which, in part, are the subject of this Agreement. Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a "qualified intermediary" as provided in Section 1.103(k)-1(g)(4) of the U.S. Treasury regulations on or before the Closing Date. Buyer agrees to take all actions reasonably required of it, including, but not limited to, executing and delivering documents, to permit Seller to effect the exchange described in the this Section. The Seller agrees to indemnify and hold harmless the Buyer from all costs, losses, expenses, and liabilities arising out of the Buyer's cooperation with the Seller in accomplishing such an exchange. The Buyer makes no warranty or representation with regard to the Seller's ability to qualify for a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code.

     10.2 BUYER'S CLOSING CONDITIONS. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:

          (a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing;

          (b) Buyer shall have received a certificate dated as of the Closing, executed by a duly authorized officer of Seller, to the effect that to such officer's knowledge the statements made under Article IV above by Seller are true at and as of the Closing;

          (c) Seller believes that, pursuant to Section 802.3 of the FTC regulations, no Hart-Scott-Rodino Act filing is necessary, with respect to this transaction. If Buyer disagree with Seller's determination, the Buyer shall notify Seller within 10 days after the execution of this Agreement. If Buyer and Seller cannot agree, then the following becomes a Buyer's Closing Condition:
Except for approvals covered by Section 15.1 hereof, all necessary consents and filings with the Federal Trade Commission and any other state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, and the applicable waiting periods prescribed in connection with the Hart-Scott-Rodino Act shall have elapsed or terminated (by early termination or otherwise) since the dates of the filings by the parties with respect thereto; and

          (d) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement.

          (e) All material third party consents required for the transfer of the Subject interests to Buyer shall have been received, waived, or the time for exercise has expired so as to bar their exercise.

          (f) Satisfactory releases of Seller's lender's mortgages on the Assets shall have been received.

                                   ARTICLE XI
                                     CLOSING

     11.1 CLOSING. The closing of this transaction (the "Closing") shall be held at 10:00 a.m., Central Standard Time, at the offices of Seller at 10740 Nall, Suite 230, Overland Park, Kansas 66211 on the second business day following the expiration of the ten day preferential right period provided to Chandler & Associates, Inc. in accordance with LGG's operating agreement and the joint operating agreement and joint development agreement on the property, or at such other date or place as the parties may agree in writing (herein called "Closing Date"). Regardless of when the Closing shall occur, Closing shall be effective with respect to each Asset as of the Effective Time, as specified in Section 1.11.

     11.2 SELLER'S CLOSING OBLIGATIONS. At Closing (except Seller shall have a reasonable period after the Closing for items d, e, f and g), Seller shall deliver to Buyer the following:

          (a) The Assignments, Bills of Sale and Conveyances substantially in the form attached hereto as EXHIBIT C and such other documents as may be reasonably necessary to convey Seller's interest in the Assets to Buyer in accordance with the provisions hereof;

          (b)  The certificate of Seller referred to in Section 10.2(b) hereof;

          (c) Evidence of Seller's compliance with the Hart-Scott-Rodino Act (if necessary);

          (d) Transfer or division orders, or letters-in-lieu thereof, to be effective at the Effective Time in the form required by the purchasers of the Hydrocarbons from the producing properties, provided that if any purchasers prepare the same, the execution and delivery thereof may be deferred until they are prepared;

          (e) All title opinions, abstracts of title, lease records, data sheets, status and other reports pertaining to the Subject Interests heretofore received by Seller or to which Seller has access;

          (f) All of the Basic Documents, and the files pertaining thereto, and all other contracts, documents and files affecting title to the Subject Interests to which Seller has access; and

          (g) All lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, and all other books, files and records information and data, except insofar as Seller is prevented from transferring same by contractual obligations to third parties or applicable law.

          (h) A tax certificate representing the fact that Seller is not a foreign entity.

     11.3 BUYER'S CLOSING OBLIGATIONS. At Closing, Buyer shall deliver to Seller the following:

          (a) The Purchase Price (subject to such adjustments, if any, as are expressly provided for in this Agreement) in immediately available funds to Seller as provided in Section 3.1 hereof (or to such other account within the continental United States of America designated by Seller to Buyer at least five
(5) days prior to the Closing Date);

          (b)  The certificate of Buyer referred to in Section 10.1(b) hereof;

          (c) Evidence of Buyer's compliance with the Hart-Scott-Rodino Act (if necessary).


                                   ARTICLE XII
                                EFFECT OF CLOSING

     12.1 REVENUES. To the extent not included in the reimbursements under
Section 3.2 hereof, all proceeds, accounts receivable, notes receivable, revenues, monies and other items included in or attributable to the Excluded Assets and all other Excluded Assets shall belong to and be paid over to Seller and all other proceeds, accounts receivable, notes receivable, revenues, monies and other items relating to the period of time after the Effective Time and included in or attributable to the Assets shall belong to and be paid over to Buyer.

     12.2 TAXES.

          (a) Apportionment of Ad Valorem and Property Taxes. All ad valorem, real property taxes and personal property taxes, including interest and penalties attributable thereto (hereinafter "Property Taxes"), attributable to the Assets with respect to the tax assessment period ("Tax Period") during which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Buyer, with Seller paying a fraction thereof based upon the number of days in the Tax Period prior to the Effective Time and Buyer paying the balance thereof. This allocation prevails even if the assessment for the Tax Period is attributable, in whole or in part, to a prior calendar year. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the Tax Period during which the Effective Time occurs. If Seller is the owner of record on the assessment date, then Buyer shall pay to Seller Buyer's pro rata portion of Property Taxes within thirty (30) days after receipt of Seller's invoice therefor, except to the extent taken into account as an adjustment to the Purchase Price pursuant to
Section 3.2. If Buyer is the owner of record as of the assessment date then Seller shall pay to Buyer Seller's pro rata portion of Property Taxes within thirty (30) days after receipt of Buyer's invoice therefor, except to the extent taken into account as an adjustment to the Purchase Price pursuant to Section 3.2.

          (b) Sales Taxes. The Purchase Price provided for hereunder excludes, and Buyer shall be liable for, any Transfer Taxes (as defined below) required to be paid in connection with the sale of the Assets pursuant to this Agreement. To the extent required by applicable law, Seller shall collect and remit any Transfer Taxes that are required to be paid as a result of the transfer of the Assets by Seller to the Buyer. If the transfer of the Assets pursuant to this Agreement is exempt from any Transfer Taxes, Buyer shall, at Closing, provide Seller with properly executed exemption certificates or other documentation acceptable under applicable law. As used here, the term "Transfer Taxes" shall mean any sales, use, excise, stock, stamp, document, filing, recording, registration, authorization and similar taxes, fees and charges.

          (c) Other Taxes. With the exception of income and franchise taxes, all other federal, state and local taxes (including interest and penalties attributable thereto) on the ownership or operations of the Assets which are imposed with respect to periods or portions of periods prior to the Effective Time shall be paid by Seller and all such taxes imposed with respect to periods or portions of periods beginning on or after the Effective Time shall be paid by Buyer.

          (d) Cooperation. After the Closing, each party to this Agreement shall provide the other party with reasonable access to all relevant documents, data and other information (other than that which is subject to any attorney-client privilege) which may be required by the other party for the purpose of preparing tax returns, filing refund claims and responding to any audit by any taxing jurisdiction. Each party to this Agreement shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither party to this Agreement shall be required at any time to disclose to the other party any Tax Return or other confidential tax information. Except where disclosure is required by applicable law or judicial order, any information obtained by a party pursuant to this Section 12.2(d) shall be kept confidential by such party, except to the extent disclosure is required in connection with the filing of any Tax Returns or claims for refund or in connection with the conduct of an audit, or other proceedings in response to an audit, by a taxing jurisdiction.

     12.3 EXPENSES. To the extent not included in the reimbursements under
Section 3.2 hereof or in the Assumed Obligations, all accounts payable and other costs and expenses (other than taxes described in Section 12.2) with respect to the Seller's interest in the Assets which are attributable under GAAP to the period prior to the Effective Time shall be the obligation of and be paid by Seller, and those which are attributable under GAAP to the period commencing with the Effective Time, as well as all Assumed Obligations, shall be the obligation of and be paid by Buyer.

     12.4 SHARED OBLIGATIONS. If monies are received by any party hereto which, under the terms of this Article XII, belong to another party, the same shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received which under the terms of this Article XII is partially the obligation of Seller and partially the obligation of Buyer, then the parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee, provided that if either party hereto shall fail promptly to pay its portion of such obligation to the obligee, the other party hereto shall have the right (but not the obligation) to pay such portion of such obligation, whereupon the defaulting party shall promptly reimburse such other party for the defaulting party's portion so paid, plus interest on said amounts until reimbursed, at the rate applicable under Article III above.

     12.5 SELLER OPERATED PROPERTIES. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the Assets following the Closing Date and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing Date.

     12.6 RESERVATION OF RIGHT TO QUALIFY UNDER SECTION 29 OF THE CODE. Seller hereby retains, and Buyer consents thereto, the right to seek qualification of certain of the Real Property Assets under Section 29 of the Internal Revenue Code of 1986, as amended, and as gas produced from coal seams under Section 503 of the Natural Gas Policy Act of 1978 (and including any successor or similar state or federal legislation) before the Federal Energy Regulatory Commission, or its successor agency. This reservation is not intended to reserve any rights to claim Section 29 credits with respect to production occurring after the Effective Date, but rather is to assure Seller's right to such credits prior to the Effective Date. Buyer agrees to cooperate fully with Seller at Seller's expense and to permit access to Buyer's records and all reasonable time to permit Seller to complete this qualification process.


                                  ARTICLE XIII
                            SETTLEMENT OF PRORATIONS

     13.1 ACCOUNTING. Prior to Closing, Seller shall furnish Buyer with an estimated accounting showing in reasonable detail the prorating of any amounts described in and subject to Article XII of this Agreement. If pursuant to such estimated accounting either Seller or Buyer shall owe any obligation to the other which is not included in the reimbursements under Section 3.2, then the Purchase Price paid at Closing shall be further adjusted to reflect such charges and credits which are necessary to accomplish such adjustment. Promptly after the Closing Date (but not later than one hundred twenty (120) days thereafter), Seller shall furnish Buyer with a final accounting showing in reasonable detail the prorating of any amounts described in and subject to Article XII hereof.

     13.2 SETTLEMENT OF DISPUTES. If within thirty (30) days after Seller furnishes such final accounting to Buyer, Buyer and Seller are unable to agree on such final accounting or the adjustments provided for in Section 3.2 hereof, then either Seller or Buyer may submit such proration or allocation dispute to a mutually acceptable accounting firm, and the determination made as to such proration or allocation by such accounting firm shall be final and binding upon Seller and Buyer. Final settlement shall be made within ten (10) business days following agreement by the Buyer and Seller or final determination by said accounting firm. All determinations and adjustments with respect to allocating items to the periods before or after the Effective Time shall be in accordance with GAAP. The fees charged by said accounting firm for making determinations under Section 3.2 or this Section 13.2 shall be paid one-half (1/2) by Buyer and one-half (1/2) by Seller.


                                   ARTICLE XIV
                                  ENVIRONMENTAL

     14.1 AVAILABILITY OF DATA TO BUYER: The Assets which are the subject of this Agreement have been utilized by Seller for the purposes of exploration, development and production of oil and gas, for related oilfield operations and possibly for the storage and disposal of waste materials or hazardous substances. Seller shall make available to Buyer, during the environmental assessment period described in Section 14.3 below, Seller's historical files regarding the foregoing operations, to the extent available and to the extent Seller is authorized to disclose same (excepting documents subject to confidentiality restrictions or legal privilege).

     14.2 SPILLS AND NORM: Without changing the allocation of risk reflected in
Section 13.7 and 13.8, and without creating knowledge on Buyer's part that could or would limit or eliminate Seller's indemnification under Section 13.8(c)(ii). Buyer acknowledges that in the past there may have been spills of wastes, crude oil, produced water, or other materials (including, without limitation, any toxic, hazardous or extremely hazardous substances) onto the Lands. In addition, some production equipment may contain asbestos and/or Naturally Occurring Radioactive Material (hereinafter referred to as "NORM"). In this regard Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, that said wells, materials and equipment located on the Lands or included in the Assets described herein may contain NORM and that NORM-containing material may have been buried or otherwise disposed of on the Lands. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of asbestos, NORM or other materials from the Assets and Lands where such material may be found and that Buyer assumes all liability for or in connection with the assessment, containment, removal, remediation, transportation and disposal of any such materials, in accordance with all past, present or future applicable laws, rules, regulations and other requirements of any governmental or judicial entities having jurisdiction and also with the terms and conditions of all applicable leases and other contracts.

     14.3 BUYER AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM ANY CLAIM, CAUSE OF ACTION, JUDGMENT, LIABILITY, LOSS, DAMAGE OR OTHER COST WHATSOEVER BROUGHT BY OR IN FAVOR OF ANY PERSON FOR INJURY, ILLNESS OR DEATH, DAMAGE TO OR LOSS OF PROPERTY, FOR DAMAGE OR HARM TO THE ENVIRONMENT OR FOR ANY OTHER MATTER CAUSED BY BUYER'S ACCESS TO THE LANDS OR THE ENVIRONMENTAL ASSESSMENT OR TESTING THEREOF, EVEN IF SUCH LIABILITY IS ATTRIBUTABLE TO THE CONTRIBUTORY NEGLIGENCE OF SELLER; PROVIDED, THE FOREGOING SHALL NOT APPLY TO ANY CLAIM, CAUSE OF ACTION, JUDGMENT, LIABILITY, LOSS, DAMAGE OR OTHER COST WHATSOEVER TO THE EXTENT ARISING FROM CONDITIONS ON THE LANDS AS OPPOSED TO BUYER'S ACTIVITIES ON THE LAND PRIOR TO CLOSING.

     14.4 MATERIAL ADVERSE ENVIRONMENTAL CONDITIONS: Buyer's sole and exclusive remedy for environmental conditions is as provided in Section 14.8.

     14.5 "AS IS, WHERE IS" PURCHASE: Subject to Section 14.8, Buyer shall acquire the Assets in an "AS IS, WHERE IS" condition and shall assume all risks that the Assets may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites which may not have been revealed by Buyer's investigation. On and after the Effective Time, all responsibility and liability related to all such conditions, whether known or unknown, fixed or contingent, will be transferred from Seller to Buyer, except as provided in Section 14.8.

     14.6 DISPOSAL OF MATERIALS, SUBSTANCES AND WASTES: Buyer shall properly handle, remove, transport and dispose of any material, substance or waste (whether toxic, hazardous, extremely hazardous or otherwise) from the Assets or Lands (including, but not limited to, produced water, drilling fluids and other associated wastes), whether present before or after the Effective Time, in accordance with applicable local, state and federal laws and regulations. To the extent that the Lands are not sold in fee to Buyer, Buyer shall keep records of the types, amounts and location of materials, substances and wastes which are transported, handled, discharged, released or disposed onsite and offsite. When and if any lease, an interest in which has been assigned pursuant to this Agreement, is terminated, Buyer shall take whatever additional testing, assessment, closure, reporting or remedial action with respect to the Assets or Lands as is necessary to meet any local, state or federal requirements directed at protecting human health or the environment in effect at that time, and any other action as necessary to restore the Lands or Assets to their original condition.

     14.7 BUYER'S INDEMNITY:

          (a) SUBJECT TO SECTION 14.8, AND (i) BEGINNING ON A DATE TWO YEARS FROM CLOSING, WITH RESPECT TO ALL LIABILITIES DESCRIBED HEREIN AND (ii) FROM THE CLOSING DATE WITH RESPECT TO ALL LIABILITIES NOT SUBJECT TO SECTION 14.8 BELOW, BUYER SHALL INDEMNIFY, HOLD HARMLESS, RELEASE AND DEFEND SELLER FROM AND AGAINST ALL DAMAGES, LOSSES, CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS AND OTHER COSTS (INCLUDING BUT NOT LIMITED TO ANY CIVIL FINES, PENALTIES, COSTS OF ASSESSMENT, CLEAN-UP, REMOVAL AND REMEDIATION OF POLLUTION OR CONTAMINATION, AND EXPENSES FOR THE MODIFICATION, REPAIR OR REPLACEMENT OF FACILITIES ON THE LANDS) BROUGHT BY ANY AND ALL PERSONS AND ANY AGENCY OR OTHER BODY OF FEDERAL, STATE OR LOCAL GOVERNMENT, ON ACCOUNT OF ANY PERSONAL INJURY, ILLNESS OR DEATH, ANY DAMAGE TO, DESTRUCTION OR LOSS OF PROPERTY, AND ANY CONTAMINATION OR POLLUTION OF NATURAL RESOURCES (INCLUDING SOIL, AIR, SURFACE WATER OR GROUNDWATER) TO THE EXTENT ANY OF THE FOREGOING DIRECTLY OR INDIRECTLY IS CAUSED BY OR OTHERWISE INVOLVES ANY ENVIRONMENTAL CONDITION OF THE ASSETS OR LANDS, WHETHER CREATED OR EXISTING BEFORE, ON OR AFTER THE EFFECTIVE TIME, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE, DISPOSAL OR RELEASE OF ANY MATERIAL (WHETHER HAZARDOUS, EXTREMELY HAZARDOUS, TOXIC OR OTHERWISE) OF ANY KIND IN, ON OR UNDER THE ASSETS OR THE LANDS.

          (b) SUBJECT TO SECTION 14.8, BUYER'S INDEMNIFICATION OBLIGATIONS SHALL EXTEND TO AND INCLUDE, BUT NOT BE LIMITED TO (I) THE NEGLIGENCE OR OTHER FAULT OF SELLER, BUYER AND THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, GROSS, JOINT, SOLE OR CONCURRENT, (II) SELLER'S OR BUYER'S STRICT LIABILITY, AND (III) SELLER'S OR BUYER'S LIABILITIES OR OBLIGATIONS UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTIONS 9601 ET. SEQ.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTIONS 6901 ET. SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTIONS 466 ET. SEQ.), THE SAFE

DRINKING WATER ACT (14 U.S.C. SECTIONS 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTIONS 1801 ET. SEQ.), THE TOXIC SUBSTANCES CONTROL ACT (15 U.S.C. SECTIONS 2601-2629), THE CLEAN AIR ACT (42 U.S.C. SECTIONS 7401 ET. SEQ,) AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990 AND ALL STATE AND LOCAL LAWS AND ANY REPLACEMENT OR SUCCESSOR LEGISLATION OR REGULATION THERETO. THIS INDEMNIFICATION SHALL BE IN ADDITION TO ANY OTHER INDEMNITY PROVISIONS CONTAINED IN THIS AGREEMENT, AND IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT ANY TERMS OF THIS ARTICLE SHALL CONTROL OVER ANY CONFLICTING OR CONTRADICTING TERMS OR PROVISIONS CONTAINED IN THIS AGREEMENT.

     14.8 SELLER'S INDEMNITY:

          (a) SUBJECT TO THE TERMS AND PROVISIONS OF SECTIONS 14.7 AND 15.7 OF THIS AGREEMENT, AND WITH RESPECT TO ANY CLAIM DESCRIBED IN THIS SECTION 13.8(a), WRITTEN NOTICE OF WHICH BUYER HAS GIVEN SELLER WITHIN A TWO-YEAR PERIOD FOLLOWING THE CLOSING DATE, SELLER SHALL INDEMNIFY, HOLD HARMLESS, RELEASE AND DEFEND BUYER FROM AND AGAINST DAMAGES, LOSSES, CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS AND OTHER COSTS (INCLUDING BUT NOT LIMITED TO ANY CIVIL FINES, PENALTIES, COSTS OF ASSESSMENT, CLEAN-UP, REMOVAL AND REMEDIATION OF POLLUTION OR CONTAMINATION, AND EXPENSES FOR THE MODIFICATION, REPAIR OR REPLACEMENT OF FACILITIES ON THE LANDS BUT ONLY TO THE EXTENT SUCH ITEMS EXCEED $1 MILLION) BUT ONLY IF BROUGHT BY ANY AGENCY OR OTHER BODY OF FEDERAL, STATE OR LOCAL GOVERNMENT OR A THIRD PARTY, WHICH IS ENTIRELY UNAFFILIATED WITH BUYER, ON ACCOUNT OF CLAIM OR VIOLATION OF ANY ENVIRONMENTAL LAW OR REGULATION TO THE EXTENT ANY OF THE FOREGOING DIRECTLY OR INDIRECTLY IS CAUSED BY OR OTHERWISE INVOLVES ANY ENVIRONMENTAL CONDITION OF THE ASSETS OR LANDS, CREATED OR EXISTING BEFORE THE EFFECTIVE TIME, AND WHICH CONSTITUTES A VIOLATION OF APPLICABLE ENVIRONMENTAL LAWS IN EFFECT AS OF THE EFFECTIVE TIME, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE, DISPOSAL OR RELEASE OF ANY MATERIAL (WHETHER HAZARDOUS, EXTREMELY HAZARDOUS, TOXIC OR OTHERWISE) OF ANY KIND IN, ON OR UNDER THE ASSETS OR THE LANDS.

          (b) SELLER'S INDEMNIFICATION OBLIGATIONS SHALL EXTEND TO AND INCLUDE, BUT NOT BE LIMITED TO (I) THE NEGLIGENCE OR OTHER FAULT OF SELLER, BUYER AND THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, GROSS, JOINT, SOLE OR CONCURRENT, (II) SELLER'S OR BUYER'S STRICT LIABILITY, AND (III) SELLER'S OR BUYER'S LIABILITIES OR OBLIGATIONS UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTIONS 9601 ET. SEQ.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTIONS 6901 ET. SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTIONS 466 ET. SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. SECTIONS 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTIONS 1801

ET. SEQ.), THE TOXIC SUBSTANCES CONTROL ACT (15 U.S.C. SECTIONS 2601-2629), THE CLEAN AIR ACT (42 U.S.C. SECTIONS 7401 ET. SEQ.) AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990 AND ALL STATE AND LOCAL LAWS, AS IN EFFECT AS OF THE DATE OF THIS AGREEMENT. THIS INDEMNIFICATION SHALL BE IN ADDITION TO ANY OTHER INDEMNITY PROVISIONS CONTAINED IN THIS AGREEMENT, AND IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT ANY TERMS OF THIS ARTICLE SHALL CONTROL OVER ANY CONFLICTING OR CONTRADICTING TERMS OR PROVISIONS CONTAINED IN THIS AGREEMENT.

          (c) SELLER'S INDEMNIFICATION SHALL NOT EXTEND TO MATTERS OR CONDITIONS (i) FOR WHICH AN ADJUSTMENT OF THE PURCHASE PRICE WAS MADE, OR (ii) WHICH WERE DISCLOSED TO OR KNOWN BY BUYER ON OR BEFORE BUYER'S EXECUTION OF THIS AGREEMENT.

     14.9 REDUCTION. There shall be no reduction in the Purchase Price under
Section 7.2 unless Seller's share of a proposed reduction as to any single incident exceeds $50,000.00; this shall be determined on an incident by incident basis. In addition, if Seller's share of the proposed reduction under Section
7.2 as to any single incident exceeds $50,000.00, there shall be no reduction in the Purchase Price until such time as the total of these excess amounts (over $50,000.00) exceeds $500,000.00. Seller's indemnity under Section 14.8 shall not be applicable until such time as Seller's share of liability under Section 14.8 exceeds $1,000,000.00.


                                   ARTICLE XV
                                  MISCELLANEOUS

     15.1 CERTAIN GOVERNMENTAL CONSENTS. At the Closing, Seller shall execute and deliver to Buyer such assignments of Federal and State leases as require consent to assignment, on the forms required by the governmental agency having jurisdiction thereof. Seller and Buyer will use reasonable efforts after Closing to obtain approval of such assignments.

     15.2 PUBLIC ANNOUNCEMENTS. The parties hereto agree that prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise reasonable efforts to (i) agree upon the text of a joint public announcement or statement to be made by both of such parties or (ii) obtain approval of the other party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained in this paragraph shall be construed to require either party to obtain approval of the other party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction or necessary to comply with disclosure requirements of any major stock exchange and applicable securities laws .

     15.3 FILING AND RECORDING OF ASSIGNMENTS, ETC. Buyer shall be solely responsible for all filings and recording of assignments and other documents related to the Assets and for all fees connected therewith, and upon request Buyer shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly. Buyer shall promptly file all appropriate forms, declarations or bonds with Federal, State and Indian agencies relative to its assumption of operations and Seller shall cooperate with Buyer in connection with such filings.

     15.4 ASSUMPTION AND INDEMNITY. SUBJECT TO THE OTHER PROVISIONS HEREIN, BUYER SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO ANY CHANGE IN THE CONDITION OF THE ASSETS FROM AND AFTER THE EFFECTIVE TIME (EVEN THOUGH DUE IN WHOLE OR IN PART TO SELLER'S NEGLIGENCE). BUYER AGREES TO ASSUME AND PAY, PERFORM, FULFILL AND DISCHARGE ALL ASSUMED OBLIGATIONS, AND AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION OR JUDGMENTS OF ANY KIND OR CHARACTER WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS ATTRIBUTABLE TO OR ARISING OUT OF THE ASSUMED OBLIGATIONS, INCLUDING, WITHOUT LIMITATION, ANY INTEREST, PENALTY, REASONABLE ATTORNEY'S FEES AND OTHER COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH OR THE DEFENSE THEREOF. TO THE EXTENT NOT INCLUDED IN ASSUMED OBLIGATIONS AND SUBJECT TO THE OTHER PROVISIONS HEREIN, SELLER AGREES TO PAY, PERFORM, FULFILL AND DISCHARGE ALL COSTS, EXPENSES AND LIABILITIES INCURRED BY SELLER WITH RESPECT TO THE OWNERSHIP OR OPERATION OF SELLER'S INTEREST IN THE ASSETS AND ACCRUING PRIOR TO THE EFFECTIVE TIME EVEN THOUGH ASSERTED AFTER THE EFFECTIVE TIME, AND AGREES TO INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION OR JUDGMENTS OF ANY KIND OR CHARACTER WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS ATTRIBUTABLE TO OR ARISING OUT OF SUCH OBLIGATIONS OF SELLER, INCLUDING, WITHOUT LIMITATION, ANY INTEREST, PENALTY, REASONABLE ATTORNEY'S FEES AND OTHER COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH OR THE DEFENSE THEREOF. FOR EXAMPLE, WITH RESPECT TO OPERATIONS COMMITTED TO BY SELLER AND COMMENCED PRIOR TO THE EFFECTIVE TIME, BUT NOT COMPLETED UNTIL AFTER THE EFFECTIVE TIME, THE COSTS ACCRUING WITH RESPECT THERETO PRIOR TO THE EFFECTIVE TIME SHALL BE THE OBLIGATION OF SELLER AND THE COSTS ACCRUING WITH RESPECT THERETO AFTER THE EFFECTIVE TIME SHALL BE THE OBLIGATION OF BUYER. WITHOUT LIMITING THE PARTIES' RESPECTIVE REPRESENTATIONS IN SECTIONS 4.1(f) AND 5.1(f) HEREOF, EACH PARTY HEREBY AGREES TO INDEMNIFY AND HOLD THE OTHER HARMLESS FROM AND AGAINST ANY CLAIM FOR A BROKERAGE OR FINDER'S FEE OR COMMISSION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT TO THE EXTENT SUCH CLAIM ARISES FROM OR, IS ATTRIBUTABLE TO THE ACTIONS OF SUCH INDEMNIFYING PARTY, INCLUDING, WITHOUT LIMITATION, ANY AND ALL LOSSES, DAMAGES, ATTORNEY'S FEES, COSTS AND

EXPENSES OF ANY KIND OR CHARACTER ARISING OUT OF OR INCURRED IN CONNECTION WITH ANY SUCH CLAIM OR DEFENDING AGAINST THE SAME.

     15.5 FURTHER ASSURANCES AND RECORDS

          (a) After the Closing, each of the parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transactions contemplated hereby.

          (b) Buyer agrees to maintain the files and records of Seller that are acquired pursuant to this Agreement until the tenth (10th) anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have records available with respect to open years for tax audit purposes), or, if any of such records pertain to any claim or dispute pending on the tenth (10th) anniversary of the Closing Date, Buyer shall maintain any of such records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Buyer shall provide Seller and its representatives reasonable access to and the right to copy such files and records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (ii) complying with any law, rule or regulation affecting Seller's interest in the Assets prior to the Closing Date, (iii) preparing any audit of the books and records of any third party relating to Seller's interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties, (iv) preparing tax returns, (v) responding to or disputing any tax audit or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement. In no event shall Buyer destroy any such files and records without giving Seller sixty (60) days advance written notice thereof and the opportunity, at Seller's expense, to obtain such files and records prior to their destruction.

          (c) Buyer agrees that, as soon as practicable after the Closing, it will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and will not thereafter make any use whatsoever of such names, marks and logos.

          (d) To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer (i) access to files, records and data relating to the Assets in the possession of third parties; (ii) access to wells constituting a part of the Assets operated by third parties for purposes of inspecting same; and (iii) the waiver of confidentiality or other restrictions on the review by and/or transfer to Buyer of seismic, geophysical, engineering or other data pertaining to the Subject Interests.

     15.6 LIMITATIONS. The express representations and warranties of Seller contained in this Agreement (i) are made by Seller solely with respect to Assets owned by Seller, (ii) are enforceable against the owner of the respective Assets and are not a joint or collective liability and (iii) are exclusive and are in lieu of all other representations and warranties, express, implied or statutory, including without limitation any representation or warranty with respect to title to the Assets or the quality, quantity or volume of the reserves of oil, gas or other Hydrocarbons in or under the Subject Interests and unless specifically provided otherwise in this Agreement, such express representations and warranties of Seller shall terminate at Closing and be of no further force and effect. The items of personal property, equipment, fixtures and appurtenances conveyed as part of the Assets are sold hereunder "AS IS, WHERE IS" and no warranties or representations of any kind or character, express or implied, including any warranty of quality, merchantability, fitness for a particular purpose or condition, are given by or on behalf of Seller. THE WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND BUYER HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO
(a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL, MOVABLE AND IMMOVABLE PROPERTY, EQUIPMENT AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE,
(v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE IV) THE REAL PROPERTY, IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE REAL PROPERTY, IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT

THE REAL PROPERTY, IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR, IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT AND FIXTURES INCLUDED WITHIN THE ASSETS ARE HEREBY CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER. To the maximum extent permitted by law, Buyer waives all provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Texas Business and Commerce Code (other than Section 17.555 thereof) and, to the extent permitted by law, similar such provisions in like Acts in all other applicable jurisdictions, insofar as the provisions of such act may be applicable to this Agreement or the transactions contemplated hereby. To evidence its ability to grant such waiver, Buyer hereby represents and warrants to Seller that the Buyer (i) is seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (ii) has assets of $5 million or more according to its most recent financial statement prepared in accordance with GAAP, (iii) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby and (iv) is not in a significantly disparate bargaining position. Seller makes no representation or warranty, express or implied with respect to whether any of the Subject Interests are qualified for, or whether Buyer might be qualified to take, tax credits under Section 29 of the Internal Revenue Code with respect to production from the Subject Interests.

     15.7 SURVIVAL. No representation, warranty, covenant or agreement made herein shall survive the Closing except as provided in this Section 15.7. It is expressly agreed that the terms and provisions of Articles I, III, IV, V, VIII, XII, XIII, and XV and Sections 6.3, 6.4, 7.1, Sections 14.1 through 14.7 and
Section 14.9, shall survive the Closing. The terms and provisions of Section
14.8 shall expire according to its terms.

     15.8 GAS IMBALANCE: Buyer acknowledges and agrees to the following regarding gas imbalances as of the Effective Time on any of the Assets to be transferred pursuant to this Agreement:

          (a) GAS UNDERPRODUCTION: In the event Seller is underproduced as to any wells located on the Lands or if any amounts are owed Seller with respect to any pipeline, transportation or processing imbalances, Buyer agrees not to hold Seller liable for such underproduction or such amounts. Seller, however, agrees to assign to Buyer all of its contractual rights to make up such underproduction, and to recover all amounts owed.

          (b) GAS OVERPRODUCTION: In the event Seller is overproduced as to any wells located on the Lands or if any amounts are due from Seller with respect to any pipeline, transportation or processing imbalances, Buyer acknowledges and agrees that its share of gas from any such overproduced wells may at some point be curtailed by underproduced working interest owners and it may be required to satisfy, in kind or in value, such third party transporters and processors for such imbalances. Seller shall not be liable to Buyer in the event such curtailment occurs or satisfaction is required.

          (c) GAS BALANCING STATEMENTS: Seller has furnished Buyer with statements in its possession showing the most current status of the before mentioned imbalances and these statements are summarized in EXHIBIT M.

          (d) FUTURE LIABILITY: From and after the Effective Time, any and all benefits, liabilities associated with such imbalance accounts shall accrue to and be the responsibility of Buyer. Buyer shall assume Seller's overproduced or underproduced position in the Assets as of the Effective Time, including but not limited to Buyer's responsibility for payment of royalties on the volume of such gas which Seller took in excess of its entitlement and any obligation to balance whether in cash or in kind. Except as provided in Section 17.9(e), there shall be no adjustment to the Purchase Price as a result of the imbalance accounts attributable to the Assets.

          (e) ADJUSTMENT TO PURCHASE PRICE: In the event either Seller or Buyer determines no later than sixty (60) days after the Closing Date that a "material" error was made with the imbalance account set forth in EXHIBIT M or that a material change (either increase or decrease) exists between the imbalance represented in EXHIBIT M and the imbalance as of the Effective Time in such an account, the adjustments under Section 3.2, shall be adjusted to compensate for the economic impact of the error or change. Such an error or change is material only if the total difference in the value of the imbalance accounts as set forth in EXHIBIT M and the correct or changed imbalance accounts exceeds ten percent (10%) of the value of the imbalance accounts as set forth in Exhibit M, but in no event less than $100,000.00. For the purposes of this Section only, the value of such an imbalance account adjustment shall be calculated by multiplying the applicable volume of gas by $2.50 per MMBtu which shall represent the value of such imbalance and then making appropriate adjustments for royalties and severance taxes and similar taxes, if any, actually paid on such amount or which will be required to be paid. The Purchase Price shall be reduced or increased by the adjustments for such gas imbalance changes on the Effective Time for material errors discovered prior to the Effective Time. Adjustments for material errors discovered after the Closing Date shall be included in a final settlement statement as provided herein.

     15.9 SIGNATURE OF KLT INC. This Agreement for Purchase and Sale is executed by KLT Inc. solely for the purposes of Article XIV and 15.4 and for no other purpose.

     15.10 NOTICES. All notices authorized or required by any of the provisions of this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier, or any other form of facsimile, postage or charges prepaid, and addressed to the parties at the addresses set forth below:

           If to Seller: Apache Canyon Gas, L.L.C.
                         10740 Nall, Suite 230
                         Overland Park, KS 66211
                         Telephone No.: 913-967-4304
                         Telecopy No.: 913-967-4340
                         Attention: President

           If to Buyer:  Evergreen Resources, Inc.
                         1401 17th Street, Suite 1200
                         Denver, Colorado 80202
                         Attention: President
                         Telecopy No.: (303) 295-7895

Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

     15.11 INCIDENTAL EXPENSES. Buyer shall bear and pay any and all Federal, State or local Transfer Taxes as defined in Section 12.2(b) hereof incident to the transfer, assignment or other conveyance of the Assets to Buyer. Each party shall bear its own respective expenses incurred in connection with the Closing of this transaction, including its own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

     15.12 ENTIRE AGREEMENT. Except for the Confidentiality Agreement referenced in Section 6.3, this Agreement embodies the entire agreement between the parties (superseding all prior agreements, arrangements and understandings related to the subject matter hereof), and may be supplemented, altered, amended, modified or revoked by writing only, signed by all of the parties hereto. No supplement, amendment, modification, waiver or termination of this Agreement shall be binding unless in writing and executed by both parties hereto. The headings herein are for convenience only and shall have no significance in the interpretation hereof.

     15.13 GOVERNING LAW. Except for matters of title to the Subject Interests or their transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

     15.14 EXHIBITS. All Exhibits and Schedules hereto which are referred to herein are hereby made a part hereof and incorporated herein by reference.

     15.15 CERTAIN TERMS. As used in this Agreement, the term "knowledge" means actual knowledge of any fact, circumstance or condition by the officers or management employees of the party involved at a supervisory or higher level, but does not include (i) knowledge imputed to the party involved by reason of knowledge of or notice to any person, firm or corporation other than its officers or employees at a supervisory or higher level or (ii) knowledge deemed to have been constructively given by reason of any filing, registration or recording of any document or instrument in any public record or with any governmental entity. As used in this Agreement, the term "day" means any calendar day, and the term "business day" means any day exclusive of Saturdays, Sundays and national holidays.

     15.16 INTERIM ACCOUNTING, PAYMENT AND COLLECTION SERVICES. Buyer and Seller agree to cooperate to transfer financial accounting services for the Assets as promptly as practicable after the Effective Time.

     15.17 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one (1) agreement.

     15.18 WAIVER. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

     15.19 BINDING, EFFECT; ASSIGNMENT. All the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors; but this Agreement and the rights and obligations hereunder shall not be assignable or delegable by Buyer without the express written consent of Seller. Any assignment or delegation without such consent will be void. In addition to its rights under Section 10.1(g), Seller shall have the right to transfer its rights and obligations hereunder without Buyer's consent so long as such transferee is capable of delivering to Buyer the same title Seller is capable of delivering and Seller remains liable for its warranties and representation made hereunder to the same extent Seller would have been liable had such transfer not been made.

     15.20 NO RECORDATION. Without limiting any party's right to file suit to enforce its rights under this Agreement and except as to those portions of this Agreement set forth in the Assignment, Bill of Sale and Conveyance, Exhibit C, Buyer and Seller expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof.

     15.21 INDEPENDENT INVESTIGATION. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had access to the Assets, the offices and employees of Seller, and the books, records and files of Seller relating to the Assets and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article IV. Accordingly, Buyer acknowledges that Seller has not made, and Seller hereby expressly disclaims and negates any representation or warranty (other than those express representations and warranties made in Article IV), express, implied, at common law, by statute or otherwise, relating to the Assets.

     15.22 TERMINATION. In the event the total amount of adjustments to the Purchase Price under Sections 7.2 and 14.4 exceeds twenty-five percent (25%) of the Purchase Price, either party may terminate this Agreement by notifying the other party of its intention to terminate on or before the Closing Date and in the event of such termination, neither Seller nor Buyer shall be under any obligation to the other with regard to the purchase and sale of any of the Assets or Subject Interests, such termination to be without liability to either party.

     15.23 COSTS. Each party shall pay its own costs, including fees and expenses of its own counsel and accountants, in connection with the purchase and sale of the Properties. Seller shall discharge all Encumbrances other than the Permitted Encumbrances. Seller shall pay all sales and other transfer taxes, if any, incurred in connection with the transaction contemplated by this Agreement. Buyer shall pay all documentary, filing and recording fees.

     15.24 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall entitle any Person, other than the parties hereto or their respective permitted successors and assigns, to any claim, cause of action, remedy or right of any kind.

     15.25 LIABILITIES OF THE PARTIES. The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm's-length basis in accordance with their own respective interest.

     15.26 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT MAY BE LITIGATED ON IN STATE OR FEDERAL COURTS IN COLORADO. BUYER AND SELLER HEREBY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN COLORADO, AND EACH HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE OTHER.

     15.27 WAIVER OR RIGHTS TO JURY TRIAL. BUYER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE MATERIAL INDUCEMENT FOR SELLER ENTERING INTO THIS AGREEMENT.

                                   ARTICLE XVI
                         CASUALTY LOSS AND CONDEMNATION

     16.1 NO TERMINATION.

          (a) Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until Closing for production of oil, gas and/or other hydrocarbons through depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear.

          (b) If after the Effective Time and prior to the Closing any part of the Assets shall be destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding or the threat thereof.

     16.2 PROCEEDS AND AWARDS. In the event of any loss described in Section 16.1(b), Seller shall either (i) at the Closing pay to Buyer all sums paid to Seller by reason of such destruction less any costs and expenses incurred by Seller in collecting same, or (ii) commit, use, or apply such sums (less any costs and expenses incurred by Seller in collecting same) to repair, restore or replace such damaged or taken Assets. To the extent the insurance proceeds, condemnation awards or other payments are not committed, used or applied by Seller prior to the Closing Date to repair, restore or replace such damaged or taken Assets, Seller shall at the Closing pay to Buyer all sums paid to Seller by reason of such destruction or taking, less any costs and expenses incurred by Seller in collecting same. In addition and to the extent such proceeds, awards or payments have not been committed, used or applied by Seller in repair, restoration or replacement as aforesaid, Seller shall assign, transfer and set over unto Buyer, without recourse against Seller, all of the right, title and interest of Seller in and to any claims against third parties with respect to the event or circumstance causing such loss and any unpaid insurance proceeds, condemnation awards or other payments arising out of such destruction or taking, less any costs and expenses incurred by Seller in collecting same. Any such funds which have been committed by Seller for repair, restoration or replacement as aforesaid shall be paid by Seller for such purposes or, at Seller's option, delivered to Buyer upon Seller's receipt from Buyer of adequate assurance and indemnity from Buyer that Seller shall incur no liability or expense as a result of such commitment. Notwithstanding anything to the contrary in this Section 16.2, Seller shall not be obligated to carry or maintain, and shall have no obligation or liability to Buyer for its failure to carry or maintain, any insurance coverage with respect to any of the Assets, except as required by
Section 9.1 (b).


                                  ARTICLE XVII
                              DEFAULT AND REMEDIES

     17.1 SELLER'S REMEDIES. Upon failure of Buyer to comply herewith by the Closing Date, as it may be extended in accordance herewith, Seller, at its sole option, may (i) enforce whatever legal or equitable rights may be appropriate and applicable in Seller's sole discretion or (ii) terminate this Agreement, all other remedies (except as expressly retained in Section 17.3) being expressly waived by Seller. Upon failure of Buyer to pay the Installment Payment when due (including extensions, if any, under the Grace Period), Seller shall have the right to exercise its rights under the Note and Mortgage and to exercise any other rights to which it may be entitled under applicable law. In addition, and not in lieu of any other remedies, Seller has the right to retain, free and clear of any claim by Buyer, all amounts previously paid by Buyer to Seller, including, without limitation, the Initial Payment, proceeds from the Production Payment and all consideration, if any, paid in connection with the Grace Period.

     17.2 BUYER'S REMEDIES. Upon failure of Seller to comply herewith by the Closing Date, as it may be extended in accordance herewith, Buyer, at its sole option and as its sole and exclusive remedy, may (i) bring an action for specific performance of this Agreement or (ii) terminate this Agreement , all other remedies (except as expressly retained in Section 17.3) being expressly waived by Buyer.

     17.3 OTHER REMEDIES. Notwithstanding the foregoing, termination of this Agreement shall not prejudice or impair Buyer's obligations under Sections 6.3 (and the Confidentiality Agreement referenced therein), 6.4 and 9.2(b) and such other portions of this Agreement as are necessary to the enforcement and construction of Sections 6.3, 6.4 and 9.2(b). The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorney's fees from the non-prevailing party.

     17.4 NOTICE. Notice of termination under this Article XVII or under Section
15.22 shall be in writing and given as provided in Section 15.10. The party receiving the notice shall have 30 days from receipt of such notice to cure of remedy the circumstance giving rise to the termination right to the satisfaction of the party delivering such notice.



                            [signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                       APACHE CANYON GAS, L.L.C.,
                                         a Delaware limited liability company
                                       By: KLT Inc., as designated director of
                                       KLT Gas, Inc., sole member

                                       By:
                                          ------------------------------------
                                       Name:   Bruce B. Selkirk, III
                                       Title:  Managing Director



                                                                        "SELLER"


                                       EVERGREEN RESOURCES, INC.,
                                         a Colorado corporation


                                        By:
                                          ------------------------------------
                                        Name:  Mark S. Sexton
                                        Title: President and CEO




                                                                         "BUYER"


                                       KLT INC.
                                         a Missouri corporation
                                       Executed solely for the purpose of
                                       ARTICLE XIV and Section 15.4


                                       By:
                                          ------------------------------------
                                       Name:  Bruce B. Selkirk, III
                                       Title: Managing Director

                                TABLE OF CONTENTS

                                                                             Page
ARTICLE I - DEFINITIONS ................................................       1

ARTICLE II - SALE AND PURCHASE .........................................       6

ARTICLE III - PURCHASE PRICE AND PAYMENT ...............................       7

ARTICLE IV - SELLER'S REPRESENTATIONS ..................................       8

ARTICLE V - BUYER'S REPRESENTATIONS ....................................      10

ARTICLE VI - ACCESS TO INFORMATION AND INSPECTION ......................      12

ARTICLE VII - TITLE ....................................................      12

ARTICLE VIII - PREFERENTIAL PURCHASE RIGHTS AND CONSENTS ...............      14

ARTICLE IX - COVENANTS OF SELLER .......................................      14

ARTICLE X - CLOSING CONDITIONS .........................................      16

ARTICLE XI - CLOSING ...................................................      17

ARTICLE XII - EFFECT OF CLOSING ........................................      18

ARTICLE XIII - SETTLEMENT OF PRORATIONS ................................      21

ARTICLE XIV - ENVIRONMENTAL ............................................      21

ARTICLE XV - MISCELLANEOUS .............................................      24


EXHIBITS
A        Net Revenue and Working Interests in Subject Interests

A-1      Seller's Subject Interests

A-2      Ownership Interest

B        Purchase Price Allocation

C        Assignment, Bill of Sale and Conveyance

D        Excluded Assets

E        Material Contracts

F        Advance Payments and Prepayments

G        Oil and Gas Purchase and Processing Agreements

H        Permitted Encumbrances / Contracts with affiliates

I        Preferential Rights and Consents

J        Litigation and Claims

K        There is no Exhibit K

L        There is no Exhibit L

M        Gas Balancing Statements


                                    EXHIBITS
                                     to that
                           Purchase and Sale Agreement
                                     between
                        Apache Canyon Gas, LLC, as Seller
                                       and
                     Evergreen Resources, Inc., as Purchaser
                                   (Lorencito)


                                    EXHIBIT A
             NET REVENUE AND WORKING INTERESTS IN SUBJECT INTERESTS

                                   EXHIBIT A-1
                           SELLER'S SUBJECT INTERESTS


     All right, title and interest of Seller received in that Assignment, Conveyance and Bill of Sale from Chandler & Associates, LLC to Apache Canyon Gas, L.L.C., effective April 1, 1999, which executed Assignment can be found at Book 978, Page 370 , within document #639378 in the official records of Las Animas County, Colorado.

     To wit:

     A fifty percent (50%) before-Payout interest and thirty-seven and one-half percent (37.5%) after-Payout interest (subject, however, to the conditional right to participate set forth in that certain Letter Agreement dated April 24, 1998, identified in Exhibit "a") in the following:

     (i) LEASEHOLDS. Right, title and interest in oil and gas leasehold, oil, gas and other minerals, including working interests, rights of assignment and reassignment, net revenue interests, operating rights, record title interests, and all other interests under or in oil, gas or mineral leases, and interests in rights to explore for and produce oil, gas or other minerals which are described in Exhibit "a" ("Leases") (commonly known as the "Lorencito Tract");

     (ii) CONTRACT RIGHTS. Right, title and interest in or derived from orders and decisions of state regulatory authorities establishing or relating to drilling or spacing units, joint operating agreements, gas purchase agreements, gathering agreements (and any leasehold interests, working interests, royalty interests, or other interests acquired or reserved pursuant thereto), subleases, and any other agreements, including without limit, those which relate to any of the interests described in Exhibit "a";

     (iii) EASEMENTS. Right, title and interest in rights-or-way, easements, servitudes and franchises appurtenant to or used in connection with the property described in Exhibit "a";

--------------------------------------------------------------------------------
EXHIBIT A/A-1

     (iv) PERMITS. Right, title and interest in permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals to the extent the same are used or obtained in connection with any of the property described in Exhibit "a";

     (v) WELLS. Right, title and interest in any and all producing, non-producing and shut-in oil and gas wells, saltwater disposal wells, water wells, production spacing units and undeveloped locations used or obtained in connection with the property described in Exhibit "a";

     (vi) EQUIPMENT. Right, title and interest in all personal property, surface equipment, down-hole equipment and pipelines used or obtained in connection with the property described in Exhibit "a";

     (vii) REMAINING INTERESTS. Right, title and interest in, to or under or derived from the Interests [defined as all of the above described interests], even though improperly described in or omitted from Exhibit "a" hereto.

     AND FURTHER, all right, title and interest of Seller received in that Assignment, Conveyance and Bill of Sale from Chandler & Associates, LLC to Apache Canyon Gas, L.L.C., effective June 28, 1999, recorded at Document No. 640675, Book 981, Page 129 in the official records of Las Animas County, Colorado.

     To Wit:

     An undivided fifty percent (50%) interest in that Oil and Gas Lease dated June 28, 1999, between MGP Enterprises, L.P., as Lessor, and Chandler & Associates, LLC, as lessee, covering seven tracts of land totaling 17,381.84 acres as described therein and reproduced as Exhibit "b" attached hereto, in Las Animas County, Colorado (commonly known as the "Lorencito Tract"). A Memorandum of Oil and Gas Lease was filed with respect to such lease in Book 978, Page 793 of the official records of Las Animas County, Colorado (the "MGP Lease").

     PROVIDED, HOWEVER, that Seller makes no representation or warranty as to the validity of the MGP Lease. Seller, by making the conveyance, does not imply that the MGP Lease is valid, and Purchaser does not rely on the continued validity of the MGP Lease in the acceptance of same; however, Purchaser shall receive all right, title, and interest which Seller may own in the MGP Lease, if any.

--------------------------------------------------------------------------------
EXHIBIT A/A-1

        WELL #     REV INT           WELL NAME
      8789008.06    42.0%    LORENCITO 10-9-34-66 Total
      8789037.06    42.0%    LORENCITO 11-15-34-66 Total
      8789039.06    42.0%    LORENCITO 1-17-34-66 Total
      8789015.06    42.0%    LORENCITO 12-10-34-66 Total
      8789012.06    42.0%    LORENCITO 12-3-34-66 Total
      8789009.06    42.0%    LORENCITO 12-9-34-66 Total
      8789038.06    42.0%    LORENCITO 14-16-34-66 Total
      8789027.06    42.0%    LORENCITO 14-8-34-66 Total
      8789022.06    42.0%    LORENCITO 15-16-34-66 Total
      8789028.06    42.0%    LORENCITO 2-8-34-66 Total
      8789007.06    42.0%    LORENCITO 2-9-34-66 Total
      8789017.06    42.0%    LORENCITO 3-22-34-66 Total
      8789014.06    42.0%    LORENCITO 4-10-34-66 Total
      8789005.06    42.0%    LORENCITO 4-16-34-66 Total
      8789034.06    42.0%    LORENCITO 4-17-34-66 Total
      8789029.06    42.0%    LORENCITO 4-8-34-66 Total
      8789026.06    42.0%    LORENCITO 5-3-34-66 Total
      8789036.06    42.0%    LORENCITO 6-15-34-66 Total
      8789016.06    42.0%    LORENCITO 8-16-34-66 Total
      8789033.06    42.0%    LORENCITO 9-17-34-66 Total
      8789023.06    42.0%    LORENCITO 9-8-34-66 Total
      8789021.06    37.8%    LORENCITO 1-20-34-66 Total
      8789010.06    37.8%    LORENCITO 13-7-34-66 Total
      8789018.06    37.8%    LORENCITO 14-21-34-66 Total
      8789032.06    37.8%    LORENCITO 16-21-34-66 Total
      8789031.06    42.0%    LORENCITO 16-7-34-66 Total
      8789051.06    37.8%    LORENCITO 2-4-34-66 Total
      8789020.06    37.8%    LORENCITO 4-20-34-66 Total
      8789035.06    37.8%    LORENCITO 4-4-34-66 Total
      8789025.06    37.8%    LORENCITO 4-7-34-66 Total
      8789019.06    37.8%    LORENCITO 6-21-34-66 Total
      8789006.06    42.0%    LORENCITO 7-12-34-66 Total
      8789024.06    42.0%    LORENCITO 7-7-34-66 Total
      8789030.06    42.0%    LORENCITO 8-18-34-66 Total
      8789040.06    37.8%    LORENCITO 8-21-34-66 Total
      8789001.06    42.0%    MGP Enterprises #A-1
      8789002.06    42.0%    MGP Enterprises #A-3
      8789003.06    42.0%    MGP Enterprises #A-2

--------------------------------------------------------------------------------
EXHIBIT A/A-1

        WELL #     REV INT           WELL NAME
      8789004.06    42.0%    MGP Enterprises #A-5
      8789013.06    42.0%    Lorencito #5-9-34-66
      8789041.06    37.8%    Lorencito #10-22-34-66


Note: The above revenue interests are before royalty reversion and yearly well payout.

--------------------------------------------------------------------------------
EXHIBIT A/A-1

                                   EXHIBIT A-2
                             LLC OWNERSHIP INTEREST

     A 50% before Payout, 37.5% after Payout, ownership interest in Lorencito Gas Gathering, LLC, a Colorado limited liability company, held by Apache Canyon Gas, L.L.C. "Payout" is defined in the Operating Agreement of Lorencito Gas Gathering, LLC, dated June 18, 1999.


--------------------------------------------------------------------------------
EXHIBIT A/A-1

                                    EXHIBIT B
                            PURCHASE PRICE ALLOCATION


         $21,000,000       Oil and Gas Leases and associated personal property

         $14,000,000       Ownership Interest in Lorencito Gas Gathering, LLC


--------------------------------------------------------------------------------
EXHIBIT B                                                            Page 1 of 1

                                    EXHIBIT C
                     ASSIGNMENT, BILL OF SALE AND CONVEYANCE


                     ASSIGNMENT, CONVEYANCE AND BILL OF SALE

     THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE is made effective this 1st day of ____________________, 2000, by and between APACHE CANYON GAS, L.L.C., a Delaware limited liability company, of 10740 Nall, Suite 230, Overland Park, Kansas 66211 (hereafter called "Assignor") and ___________________, of _____________________________ (hereafter called "Assignee").

     WHEREAS, Assignor is now the owner of certain undivided interests ("Assignor's Interests") in, to and under the following (the "Interests"):

     To wit:

     (i) LEASEHOLDS. Right, title and interest in oil and gas leasehold, oil, gas and other minerals, including working interests, rights of assignment and reassignment, net revenue interests, operating rights, record title interests, and all other interests under or in oil, gas or mineral leases, and interests in rights to explore for and produce oil, gas or other minerals which are described in Exhibit "A" ("Leases");

     (ii) CONTRACT RIGHTS. Right, title and interest in or derived from orders and decisions of state regulatory authorities establishing or relating to drilling or spacing units, joint operating agreements, gas purchase agreements, gathering agreements (and any leasehold interests, working interests, royalty interests, or other interests acquired or reserved pursuant thereto), subleases, and any other agreements, including without limit, those which relate to any of the interests described in Exhibit "A";

     (iii) EASEMENTS. Right, title and interest in rights-or-way, easements, servitudes and franchises appurtenant to or used in connection with the property described in Exhibit "A";

     (iv) PERMITS. Right, title and interest in permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals to the extent the same are used or obtained in connection with any of the property described in Exhibit "A";

     (v) WELLS. Right, title and interest in any and all producing, non-producing and shut-in oil and gas wells, saltwater disposal wells, water wells, production spacing units and undeveloped locations used or obtained in connection with the property described in Exhibit "A";

--------------------------------------------------------------------------------
EXHIBIT C                                                            Page 1 of 4

     (vi) EQUIPMENT. Right, title and interest in all personal property, surface equipment, down-hole equipment and pipelines used or obtained in connection with the property described in Exhibit "A";

     (vii) REMAINING INTERESTS. Right, title and interest in, to or under or derived from the Interests [defined as all of the above described interests], even though improperly described in or omitted from Exhibit "A" hereto.

     WHEREAS, Assignor desires to assign, convey and deliver to Assignee and Assignee desires to accept Assignor's Interests; and

     WHEREAS, as consideration for this Assignment, Assignee has paid Assignor the sum of $100.00, plus other valuable and sufficient benefits, the receipt of which is acknowledged by Assignor.

     NOW, THEREFORE, Assignor hereby grants, bargains, sells, transfers, assigns and conveys to Assignee 100% of Assignor's Interests, being an undivided fifty percent (50%) of 8/8 of the Interests before payout. Assignor will forever warrant and defend title to Assignor's Interests against the lawful claims and demands of all persons claiming title by, through or under Assignor, but not otherwise. Said Interests are reduced after "Payout" as defined in the Joint Development Agreement between Assignor and Chandler & Associates, LLC, to a thirty-seven and one-half percent (37.5%) undivided interest, and are also subject to a conditional right of participation pursuant to that certain Letter Agreement dated April 24, 1998 by and between B.F. Hill d/b/a Hill Ranch, F.R. Hill, Jr. d/b/a/ F. E. Hill Company, and Chandler & Associates, Inc. No warranty or representation is made by Assignor as for the before-payout or after-payout status of the Interests.

     TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, forever.

     This Assignment, Conveyance and Bill of Sale is expressly made subject to the following agreements that are effective April 1, 1999: (i) that certain Joint Development Agreement by and between Assignor and Chandler & Associates, LLC, (ii) that certain Joint Operating Agreement by and between Assignor and Chandler & Associates, LLC, (iii) that certain Lorencito Gas Gathering LLC Operating Agreement, and (iv) those certain rights of the Lessor to participate in the development of the Leases.

     The provisions of this Assignment, Conveyance and Bill of Sale shall be construed as covenants running with the Leases and Lands and shall be binding upon Assignee, its successors and assigns.


                                       APACHE CANYON GAS, L.L.C.

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

--------------------------------------------------------------------------------
EXHIBIT C                                                            Page 2 of 4

                                   ASSIGNMENT

     KNOW ALL PERSONS BY THESE PRESENTS, that, in consideration of the sum of One Dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, APACHE CANYON GAS, L.L.C., a Delaware limited liability company ("Assignor"), hereby irrevocably assigns, sells, transfers, and conveys to EVERGREEN RESOURCES, INC., a ________ corporation (the "Assignee"), free and clear of any liens, pledges, claims, charges, and security interests or encumbrances of any nature whatsoever, all of Assignor's right, title and interest in and to a fifty percent (50%) membership interest (the "Interest") in LORENCITO GAS GATHERING, L.L.C., a Colorado limited liability company (the "Company") as a member in the Company, including, to the extent attributable to the Interest, the following: (1) Assignor's right to receive all heretofore undistributed profits, surplus and capital due Assignor pursuant to the Operating Agreement of the Company (the "Operating Agreement");
(2) Assignor's right, title, and interest in and to a fifty percent (50%) Interest (as defined in the Operating Agreement); and (3) Assignor's rights as a member in connection with the administration of or operations of the Company and/or the assets owned by the Company, together with Assignor' duties, liabilities, and obligations under the Operating Agreement, whether such rights, duties, liabilities, or obligations are known or unknown or matured or are contingent.

     Assignor covenants, represents and warrants to Assignee that (i) Assignor is the lawful owner and holder of the rights, titles, and interests assigned, sold, transferred and conveyed hereby, (ii) Assignor's Interest is free and clear of all liens, security interests, encumbrances, charges, pledges, claims of others, commitments, agreements, or equitable interests of any kind whatsoever, (iii) Assignor has complete and unrestricted right, power and authority to execute and deliver this Assignment and to make the Assignment, sale, transfer, and conveyance contemplated hereby, (iv) Assignor has taken all corporate or other action necessary or required to make this Assignment valid, binding, and enforceable, and (v) the conveyance by Assignor of the Interest is made pursuant to authorizations contained in the Operating Agreement. This Assignment shall be binding upon Assignor and its successors and assigns, and shall inure to the benefit of the Assignee and its successors and assigns. Assignor shall warrant and defend the rights titles and interests hereby assigned, sold, transferred and conveyed unto Assignee, its successors and assigns, forever, against the lawful claims and demands of all persons whomsoever. The Interest transferred hereby is subject to all of the terms, conditions, and agreements contained in the Operating Agreement, including but not limited to reduction to 37.5% after "Payout," as that term is defined in the Operating Agreement.

     This Assignment shall be effective as of ________, 2000.


--------------------------------------------------------------------------------
EXHIBIT C                                                            Page 3 of 4

     In witness whereof, Assignor has executed this Assignment as of the ___ day of _____, 2000.


                                       APACHE CANYON GAS, L.L.C.
                                       A DELAWARE LIMITED LIABILITY COMPANY

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                            ACCEPTANCE OF ASSIGNMENT

     The undersigned Assignee hereby accepts the assignment evidenced by that certain Assignment dated the ___ day of ______, 2000, attached hereto, and agrees to be bound by, and to assume and perform with respect to the interest, all obligations, duties and responsibilities imposed upon a member owning such interest by the terms of the Company's Operating Agreement, including the obligations to make additional capital contributions to the extent provided therein.

     This Acceptance of Assignment is binding upon the undersigned and the personal representatives, successors, and assigns of the undersigned and is for the benefit of the Company and all of its members.

     IN WITNESS WHEREOF, Assignee has executed this Acceptance of Assignment as of the ___ day of ______, 2000.


                                       EVERGREEN RESOURCES, INC.
                                       A COLORADO CORPORATION

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


--------------------------------------------------------------------------------
EXHIBIT C                                                            Page 4 of 4

                                    EXHIBIT D
                                 EXCLUDED ASSETS


     All assets not pertaining to the Subject Interests identified in Exhibit A/A-1.


--------------------------------------------------------------------------------
EXHIBIT D                                                            Page 1 of 1

                                    EXHIBIT E
                               MATERIAL CONTRACTS


1. Letter Agreement dated April 24, 1998 by and between B.F. Hill d/b/a Hill Ranch, F.R. Hill, Jr. d/b/a/ Hill Company, and Chandler & Associates, Inc., granting Hill Ranch and F.E. Hill Company the conditional right to participate in the development of the Lorencito Tract lease.

2. Joint Development Agreement, executed June 18, 1999, dated effective April 1, 1999, by and between Chandler & Associates, LLC and Seller respecting the Lorencito Tract and other lands in a defined area of mutual interest.

3. Operating Agreement of Lorencito Gas Gathering. LLC, executed June 18, 1999, dated effective April 1, 1999, by and between Chandler & Associates, LLC and Seller.

4.   MGP Lease Agreement, 06/28/1999, with Chandler & Associates.

5. Letter from CIG to Lorencito Gas Gathering LLC, dated July 1 (or 12), 1999, "Re: Interconnect into CIG's Picketwire Lateral S34-T33S-R66W, Las Animas County, CO." This is a letter agreement between CIG and LGG relating to the construction and installation of a metering station.

6.   Letter from CIG to Lorencito Gas Gathering LLC, dated July 15, 1999, "Re:
     Construction of New Gas Transmission Facilities and Provision of New Gas Transportation Services."

7. Firm Transportation Service Agreement, Rate Schedule TF-1, between Colorado Interstate Gas Company and Lorencito Gas Gathering LLC, dated July 1, 1999, Contract No. 33240000.

8. Natural Gas Marketing and Purchase Agreement by and between Chandler & Associates, LLC and Enserco Energy Inc. dated August 17, 1998.

9. Operating Agreement dated June 11, 1999, designating Chandler & Associates as operator and Apache Canyon Gas, L.L.C. as non-operator.

10. Gas Compressor Equipment Master Rental Agreement by and between Chandler & Associates, LLC and KCI Compression Company, L.P., dated May 25, 1999, and associated Equipment Lease Schedule Unit No. KC-876. Seller believes there is an additional Lease Schedule, but has not obtained a copy thereof.


--------------------------------------------------------------------------------
EXHIBIT E                                                            Page 1 of 1

                                    EXHIBIT H
               PERMITTED ENCUMBRANCES / CONTRACTS WITH AFFILIATES

     None.


--------------------------------------------------------------------------------
EXHIBIT H                                                            Page 1 of 1

                                    EXHIBIT I
                   PREFERENTIAL RIGHTS, CONSENTS AND MORTGAGES

     The Subject Interests on Exhibit A/A-1 are mortgaged under that Mortgage, Line of Credit Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Apache Canyon Gas, L.L.C. to Bank One, NA, Agent, filed in Las Animas County, Colorado, on March 17, 2000, in Book 990, Page 210.

     UCC-1 Financing Statements from Apache Canyon Gas, L.L.C., to Bank One, NA, Agent, pertaining to the above Mortgage, filed in the following jurisdictions:

         Jurisdiction                                Date              Filing Information
         Delaware Secretary of State                                   Outstanding
         Missouri Secretary of State                 3/16/00           4027053
         Kansas Secretary of State                   4/4/00            3496957
         Kansas Secretary of State                   4/4/00            3496940
         Colorado Secretary of State                 3/17/00           20002024236
         Colorado Secretary of State                 3/17/00           20002024237
         Las Animas County, Colorado                 3/17/00           Book 990, Pg. 364

     In conjunction with the litigation disclosed below in Exhibit J, Evergreen Resources, Inc. has filed a Notice of Lis Pendens against the property leased by MGP Enterprises, L.P. to Chandler & Associates and in which Seller has taken an assignment.

     Under that Operating Agreement dated June 11, 1999, covering the Subject Interests on Exhibit A/A-I as the contract area, and designating Chandler & Associates, LLC as Operator and Apache Canyon Gas, L.L.C. as non-operator,
Article VIII paragraph E provides for a preferential right in Operator, to wit:

     "Should any party desire to sell all or any part of its interests under this agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other parties, with full information concerning its proposed sale which shall include the name and address of the prospective purchaser (who must be ready, willing and able to purchase) the purchase price, and all of the terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after receipt of the notice to purchase on the same terms and conditions the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties."

     Under that Joint Development Agreement dated effective April 1, 1999, by and between Chandler & Associates, LLC and Seller, Section 8 provides for a preferential right in the defined area of mutual interest, to wit:

--------------------------------------------------------------------------------
EXHIBIT I                                                            Page 1 of 3

     "By this Agreement the parties also create an area of mutual interest ("AMI") identified on the attached Exhibit A-1. In the event that any party hereto acquires any oil and gas interest in any lands all or a portion of with [sic] lie within the AMI, such party shall provide a written offer to the non-acquiring party of the opportunity to acquire the interest on the same terms as the proposed acquisition in the same percentage of ownership of the parties established herein. Within ten (10) days following receipt of the written offer from the acquiring party, the non-acquiring party shall notify the acquiring party, in writing, whether it elects to participate. If the non-acquiring party elects to participate, such party shall pay the acquiring party its share of the lease acquisition costs within thirty (30) days of its election to participate..."

     Transfer of the Joint Development Agreement is subject to the preferential right to purchase set forth in the Operating Agreement referenced above, to wit:

     "17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Assignability of the rights and obligations contained herein shall be governed by the assignment and transfer provisions of the JOA."

     Transfer of the Ownership Interest is subject to a preferential right to purchase in Chandler & Associates, LLC, pursuant to Section 12.5 of the Operating Agreement of Lorencito Gas Gathering, LLC, to wit:

          "... the transferring Member shall promptly give written notice to the other Member(s) with full information of the proposed transfer, including copies of all agreements concerning the proposed transfer, which shall include the name, address of the prospective purchaser, the purchase price and all other material terms and conditions thereof. The non-transferring Member shall then have a prior optional right, for a period of ten (10) days after receipt of written notice, to exercise its right to purchase the interest on the same terms and conditions on which the transferring Member has agreed to sell. ..."

     Transfer of the Ownership Interest is also subject to the unanimous consent of the Management Committee of Lorencito Gas Gathering, LLC, pursuant to Section
12.1 of the Operating Agreement of Lorencito Gas Gathering, LLC, to wit:

          "... Any Member may only sell, assign, or otherwise transfer its interest in the Company with the unanimous consent of the Management Committee. Such approval will not be unreasonably withheld but shall be conditional upon the transferring Member's satisfaction of all outstanding financial and accounting issues affecting the transferring Member. Any sale of a Member's Interest shall be subject to the terms hereof. To be admitted to the Company as an additional or

--------------------------------------------------------------------------------
EXHIBIT I Page 2 of 3 substitute Member, the transferee shall be required to ratify this Agreement pursuant to which such transferee assumes a proportionate share of the obligations of its transferor under this Agreement and agrees to be bound by all the terms thereof...."

--------------------------------------------------------------------------------
EXHIBIT I                                                            Page 3 of 3

                                    EXHIBIT J
                              LITIGATION AND CLAIMS

     Evergreen Resources, Inc. v. MGP Enterprises, Meggison and Chandler & Associates, LLP, Case No 99-CV-104, Las Animas County District Court, Colorado.

     MGP Enterprises ("MGP") leased certain properties (called the "Lorencito Tract") adjacent to Apache Canyon properties to Evergreen Resources, Inc. ("Evergreen") After the lease expired due to lack of drilling, MGP Enterprises leased the Lorencito Tract to Chandler & Associates, LLP ("Chandler"), on condition that Chandler enter into an indemnification agreement with MGP and its principal, Meggison. Chandler entered into the lease and an indemnification letter agreement, dated June 28, 1999. The letter agreement provides, in part, that Chandler is responsible for the full defense costs (including attorneys' fees) to defend MGP, Meggison, MGP's partners, counsel and affiliates in any suit brought by Evergreen respecting the Lorencito Tract, and to indemnify those parties against any judgments rendered, except to the extent of fraud, intentional misconduct or other similar tort or contractual claim. Pursuant to an AMI agreement between Apache Canyon Gas, L.L.C. ("Apache Canyon") and Chandler, Chandler offered a 50% assignment of the lease, and the associated indemnification agreement, to Apache Canyon. Apache Canyon agreed to the assignment of a 50% interest in the lease and assumption of 50% of the indemnification obligations under the indemnification agreement.

     Evergreen Resources subsequently filed suit against MGP, Meggison and Chandler, alleging that MGP had agreed to extend the lease, and that MGP breached a lease covenant requiring MGP to provide Evergreen a right of first offer on the lease granted to Chandler.

     Plaintiff amended the complaint to add new defendants, including Apache Canyon Gas, L.L.C. and KLT Gas Inc. The amended complaint seeks, among other things, monetary damages from certain of the named defendants (not including Apache Canyon Gas, L.L.C. or KLT Gas Inc.) and a declaration that plaintiff has a valid oil and gas lease to a certain tract of land in Las Animas County, Colorado. KLT Gas Inc. has no direct interest in the tract.


--------------------------------------------------------------------------------
EXHIBIT J                                                            Page 1 of 1

                                    EXHIBIT K
                AGREEMENT REGARDING WATER AND SPECIAL USE PERMITS




--------------------------------------------------------------------------------
EXHIBIT K                                                            Page 1 of 1

                                    EXHIBIT L
                            DISMISSAL FROM LITIGATION




--------------------------------------------------------------------------------
EXHIBIT L                                                            Page 1 of 1

                                    EXHIBIT M
                            GAS BALANCING STATEMENTS

                    Apache          Lorencito        Apache            Apache         MMBTU
    Sales         Entitlement         Gross        Entitlement         Actual         Over
    Date            Prod %          Sales Dth        Sales             Takes         (Under)
    Nov-99          50.00%            10,252          5,126                --        (5,126)
    Dec-99          50.00%            53,105         26,553            29,000          2,448
    Jan-00          49.82%            55,753         27,774            24,800        (2,974)
    Feb-00          48.69%            62,519         30,443            29,700          (743)
    Mar-00          48.08%            72,634         34,919            46,500         11,581
    Apr-00          48.08%            81,648         39,252            33,800        (5,452)
    May-00          48.05%            88,846         42,693            38,755        (3,938)
    Jun-00          48.15%            87,640         42,201            55,000         12,799
                                                                                    --------
                                                                                       8,595
Jul-00 Est          48.10%            93,374         44,913            51,796          6,883
                                     -------        -------           -------       --------
                                     605,771        293,873           309,351         15,478
                                     =======        =======           =======       ========



--------------------------------------------------------------------------------
EXHIBIT M                                                            Page 1 of 1